UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2008

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 28, 2008 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 28, 2008 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of ten directors;

•	Appointment of PricewaterhouseCoopers LLP as independent accountants for 2008;

•

A proposal to amend Honeywell’s Restated Certificate of Incorporation to give holders of at least 25% of the outstanding shares of Honeywell’s Common Stock the right to call a special meeting of shareowners;

•	A shareowner proposal described on pages 62-64 in the accompanying proxy statement; and

to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 29, 2008 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 13, 2008

DIRECTIONS TO HONEYWELL’S HEADQUARTERS	Back Cover

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 28, 2008.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Notice and Access

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice provides instructions as to how shareowners can access the Proxy Materials online and contains a listing of matters to be considered at the meeting and instructions as to how shares can be voted. Shareowners receiving the Notice can request a paper copy of the Proxy Materials by following the instructions set forth in the Notice.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Materials are available at www.proxyvote.com.

Methods of Voting

Shareowners of Record

Shareowners of record can vote via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet or telephone must be received by 11:59 p.m. eastern standard time on April 27, 2008.

Shareowners Holding Shares Through a Bank or Broker

Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options or by signing and returning a proxy card. Your bank or broker will send you instructions for voting your shares. Votes directed by Internet or telephone through such a bank or broker must be received by 11:59 p.m. eastern standard time on April 27, 2008.

Participants in Honeywell Savings Plans

Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee to vote their shares via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Directions provided by Internet or telephone must be received by 5:00 p.m. eastern standard time on April 24, 2008.

Revoking Your Proxy

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•

voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank or broker and you have instructed the bank or broker to vote your shares, you must follow the directions received from your bank or broker to change those instructions.

Quorum; Vote Required; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Honeywell common stock (“Common Stock”) entitled to vote at the meeting, either present in person or represented by proxy.

With respect to Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority vote.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 and 4 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes “AGAINST” Proposal Nos. 2 and 4. New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposal No. 4 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.

The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for approval of Proposal No. 3. NYSE rules prohibit brokers from voting on Proposal No. 3 without receiving instructions from the beneficial owners of the shares. Because approval is based on a threshold of a majority of all shares outstanding, abstentions, broker non-votes and failures to vote or return a proxy will have the same effect as votes against this proposal.

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Shares Outstanding

At the close of business on February 29, 2008, there were 740,999,503 shares of Common Stock outstanding. Each share outstanding as of the February 29, 2008 record date is entitled to one vote.

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice or the Proxy Materials, as the case may be, unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) at such an address wish to discontinue householding and receive a separate copy of the Notice or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ATTENDANCE AT THE ANNUAL MEETING

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank or broker and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 29, 2008 (such as a letter from the bank or broker confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank or broker and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only upon presentation of evidence of ownership of shares of Common Stock as of February 29, 2008.

Proposal No. 1—ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. The Board has nominated ten candidates for election as directors for a term ending at the 2009 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

Directors may serve until the Annual Meeting of Shareowners immediately following their 72nd birthday. In accordance with this policy, Mr. Howard will retire at the 2008 Annual Meeting, at which time the authorized number of directors shall be reduced to ten.

Certain information regarding each nominee is set forth below.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Chairman of the Board of Aloha Airgroup, Inc.
Mr. Bethune joined Aloha Airgroup, Inc. as Chairman of the Board in August 2006. Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. Mr. Bethune is also a director of Prudential Financial Inc., Sprint Nextel Corporation and Willis Group Holdings Ltd. (Mr. Bethune will not stand for re-election to the board of Willis Group Holdings Ltd. in 2008.) He was a director of Honeywell Inc. from April 1999 to December 1999.

Director since 1999	Age 66

JAIME CHICO PARDO, Chairman of the Board of Telefonos de Mexico,
S.A. de C.V. (TELMEX)
Mr. Chico Pardo has been Chairman of the Board of TELMEX, a telecommunications company based in Mexico City, since October 2006. He joined TELMEX as its Chief Executive Officer in 1995, a position which he held until October 2006. In November 2006, Mr. Chico Pardo became Co-Chairman of the Board of IDEAL, a company engaged in the development and operation of infrastructure assets in Latin America. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo is also a director of IDEAL, Carso Global Telecom, America Movil, America Telecom and Grupo Carso, all of which are affiliates of TELMEX. He was a director of Honeywell Inc. from September 1998 to December 1999.

Director since 1999	Age 58

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.
Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. He is also a director of JPMorgan Chase & Co.

Director since 2002	Age 55

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)
Mr. Davis joined United Parcel Service, Inc., a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow, a developer of general aviation and marine navigation instruments.

Director since 2005	Age 56

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador
Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Alcatel-Lucent and Chevron Corporation.

Director since 2006	Age 62

CLIVE R. HOLLICK, Partner, Kohlberg Kravis Roberts & Co.
In April of 2005, Lord Hollick joined Kohlberg Kravis Roberts & Co., a private equity firm, as a Managing Director, focusing on investments in the media and financial services sectors, and was appointed Partner in April 2006. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media, a London-based, international information, broadcasting and publishing group. From 1974 to 1996, he held various leadership positions with United Business Media and its predecessor companies. Lord Hollick is also a director of Diageo plc and ProSiebenSat.1 Media AG.

Director since 2003	Age 62

BRADLEY T. SHEARES, Former Chief Executive Officer of Reliant Pharmaceuticals, Inc.
Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that markets a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation.

Director since 2004	Age 51

ERIC K. SHINSEKI, General United States Army (Ret.)
General Shinseki served in the United States Army for 38 years, most recently as Chief of Staff from June 1999 until June 2003. Prior to that he held a number of key command positions, including Commander of U.S. Army, Europe and Commander of the NATO-led Peace Stabilization Force in Bosnia-Herzegovina. General Shinseki is the highest-ranking Asian-American in U.S. military history, a West Point graduate, and the recipient of numerous U.S. and foreign military decorations. He is also a director of Ducommun Incorporated and Guardian Life Insurance Company of America.

Director since 2003	Age 65

JOHN R. STAFFORD, Retired Chairman and Chief Executive Officer of Wyeth
Mr. Stafford served as Chairman of the Board of Wyeth, a manufacturer of pharmaceutical, health care and animal health products, from 1986 until his retirement at the end of 2002. He also served as Chief Executive Officer from 1986 to 2001. Mr. Stafford joined Wyeth in 1970 and held a variety of positions before becoming President in 1981. He is also a director of Verizon Communications Inc.

Director since 1993	Age 70

MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer of SUPERVALU INC.
Mr. Wright was elected President and Chief Operating Officer of SUPERVALU INC., a food distributor and retailer, in 1978, Chief Executive Officer in 1981, and Chairman of the Board in 1982. He retired as President and CEO in June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway Company and Wells Fargo & Company. He was a director of Honeywell Inc. from April 1987 to December 1999.

Director since 1999	Age 69

CORPORATE GOVERNANCE; BOARD OF DIRECTORS

BOARD MEETINGS

The Board of Directors held eight meetings during 2007. The average attendance at meetings of the Board and Board Committees during 2007 was 93%. During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

The Board holds executive sessions of its non-employee directors on at least a quarterly basis. Members serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this system best serves to encourage full engagement of all directors in the process, while avoiding unnecessary hierarchy. Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors (see “Director Independence” on pages 11–12). The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

       The table below lists the Committees, current membership of each Committee and the number of Committee meetings held in 2007. (Prior to his resignation from the Board in February 2008, Mr. Seidenberg served as Chairperson of the Corporate Governance and Responsibility Committee and a member of the Management Development and Compensation Committee.)

Name	Audit		Corporate Governance and Responsibility	Management Development and Compensation		Retirement Plans
Mr. Bethune			X	X
Mr. Chico Pardo			X			X
Mr. Davis	X	*				X
Ms. Deily	X		X
Mr. Hollick				X		X
Mr. Howard	X					X
Dr. Sheares				X		X
Mr. Shinseki	X		X
Mr. Stafford	X			X	*
Mr. Wright	X					X	*
2007 Meetings	9		3	6		3

*	Committee Chairperson

The primary functions of each of the Board Committees are described below.

Audit Committee

The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Vice President—Corporate Audit. The Board has determined that Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Mr. Davis as the “audit committee financial expert”, as such term is defined by the SEC. See page 60 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareowners; review and make recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review Honeywell’s policies and programs relating to compliance with its Code of Business Conduct, health, safety and environmental matters, equal employment opportunity and such other matters as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on pages 12–13 and “Director Compensation” on pages 14-17.

Management Development and Compensation Committee

The Company’s executive compensation program is administered by the Management Development and Compensation Committee. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives (i.e., determination of performance metrics under the Company’s incentive and equity-based compensation plans); review and approve the individual goals and objectives of the Company’s executive officers; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers; review, prior to the filing thereof, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; review the management development program, including executive succession plans; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2007. See page 37 for the Report of the Management Development and Compensation Committee.

Role of Consultant

The Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation, including sole authority to approve the consultant’s fees and other retention terms. In 2007, the Committee retained Mercer to conduct a review of named executive officer compensation in the “Peer Group” set forth on page 22 of this proxy statement, including information regarding the cash/equity and short-term/long-term components and mix of these companies’ executive compensation programs. The Committee also directed Mercer to review the relative performance of the Company vs. the companies in the Peer Group with respect to financial metrics used in the Company’s executive compensation program. The Committee also reviewed survey data compiled and published by third parties, including other consulting firms. Neither the Committee nor the Company had any input into the scope of or companies included in these surveys.

Mercer reported to the Committee Chair and had direct access to Committee members. Mercer attended Committee meetings on request and also met with the Committee in person or by telephone in executive session without management present. No other consultant was retained by the Committee or by the Company for the purpose of evaluating CEO or senior executive compensation.

The Committee reviewed information provided by Mercer regarding the median and 75th percentile of compensation paid by the Peer Group as a general indicator of relevant market conditions, but does not consider specific benchmark levels as a material factor in its compensation decisions. The Committee does not set specific benchmark targets for total executive compensation or for individual elements of the Company’s executive compensation program due to, among other things, the variability in the composition of executive compensation programs (elements, cash-equity mix, short- term/long-term mix, targeted financial metrics, etc.), the one-year time lag in the availability of data and the multiple benchmark scenarios applicable to individual executive officers. The decisions made by the Committee are the responsibility of the Committee and reflected factors and considerations other than the information and recommendations provided by Mercer.

Mercer personnel involved in matters within the purview of any Board Committee did not participate in any other services provided by Mercer to the Company. The Committee believes that the other services provided by Mercer to the Company did not impair Mercer’s ability to provide an objective perspective to the Committee’s deliberations regarding CEO compensation. In December 2007, the Committee determined that, in line with emerging corporate governance best practices, commencing in 2008, it would retain a consultant that provides no other services to the Company.

Input From Senior Management

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year- over-year improvement as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, the CEO recommends base salary increases and cash and equity incentive award levels for the Company’s other executive officers. See “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement for additional discussion of performance assessments. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

Retirement Plans Committee

The primary functions of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review and set investment policy for fund assets; and oversee and appoint members of the committees that direct the investment of pension fund assets.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each person who served as a director during 2007, including each of the non-employee directors and nominees—Messrs. Bethune, Chico Pardo, Davis, Hollick, Howard, Seidenberg, Sheares, Shinseki, Stafford and Wright and Ms. Deily—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from Honeywell other than under the director compensation program described on pages 14-17 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•	No non-employee director (or any of their respective immediate family members) is affiliated with or employed in a professional capacity by Honeywell’s independent accountants.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•

No non-employee director (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our current directors (or former directors who served during 2007) presently serve, or at any time during the last completed fiscal year served, as officers (Merck, TELMEX, UPS and Verizon Communications). In each case, (i) the relevant products and services were provided on the same terms and conditions as similar products and services provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than 0.25% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•

The Board also considered other relationships that are not within the NYSE per se independence bars and determined that those relationships were not material. These relationships consisted of: (i) Mr. Cote’s service on a KKR Advisory Board regarding the integration and operation of acquired companies (Mr. Hollick is a Partner in KKR); (ii) Honeywell’s pension fund commitments to KKR funds ($20 million in 2007 and $40 million in 2006) (Mr. Hollick neither solicited nor had any role in connection with these commitments); and (iii) the service of Mr. Stafford as a member of the Board of Directors of Verizon Communications Inc., a company for which Mr. Seidenberg serves as Chairman and Chief Executive Officer. (Mr. Seidenberg is not a current director of the Company.)

The above information was derived from the Company’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company’s website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962 c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to the Chairman of the Board and/or the Company’s Senior VP—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

Director candidates are reviewed by the Committee based on the needs of the Board and the Company’s various constituencies, their relative skills and characteristics, and their age and against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities law, listing standards, and the Company’s Corporate Governance Guidelines; their experience and industry and educational background; their potential contribution to the composition, diversity and culture of the Board; and their ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties.

In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self- evaluation), the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and Committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set out under “Director Nominations” on page 65 of this proxy statement.

The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All but one of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Annual Compensation

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.

At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments.

Each director receives an annual grant of options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Options have generally vested over a three-year period. Starting in 2007, the vesting period was extended to four years, with the vesting to occur in equal annual installments. These options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant, death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) or applicable predecessor plan.

Deferred Compensation

A director may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to his or her account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 5.8% for 2007 and 6.3% for 2008) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell common stock fund is increased to take dividends into account. Upon a change of control, as defined in the Non-Employee Director Plan, a director may elect a lump-sum payment of amounts deferred before 2006.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune, Chico Pardo, Howard and Wright) participate in the Honeywell Inc. Non- Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by cash dividends that are converted into shares of Common Stock by dividing the cash amount by the closing price of the Common Stock on the dividend payment date. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason. Fractional shares will be paid in cash. Share payments will be made to a participating director in one payment or annual installments, as elected by the director. A director may elect to change the payment form if such election is made at least one year prior to the payment date.

Other Benefits

Non-employee directors are also provided with $350,000 in business travel accident insurance, and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents, the premiums for which are then paid by the Company. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may use company aircraft in connection with traveling to and from Board and Committee meetings.

Restricted Share Grant Upon Election to Board

Each new director receives a one-time grant of 3,000 shares of Common Stock which are subject to transfer restrictions until the director’s service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director’s service terminates (other than for death or disability) prior to the end of the restricted period.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $250,000 of Common Stock (including restricted shares) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay the Company withholding taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All directors have attained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2007

Director Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5) ($)	Total ($)
Gordon Bethune	$181,000	—	$47,195	$25,597	—	$253,792
Jaime Chico Pardo	$177,500	—	$47,195	—	$10,943	$235,638
D. Scott Davis	$204,000	—	$27,626	$1,665	$1,260	$234,551
Linnet Deily	$184,000	—	$27,626	—	$30,358	$241,984
Clive Hollick	$181,000	—	$47,195	$1,454	—	$229,649
James Howard	$189,000	—	$47,195	—	$1,885	$238,080
Russell Palmer	$104,334	—	$64,314	$7,766	$28,820	$205,234
Ivan Seidenberg	$186,000	—	$47,195	$12,038	$25,004	$270,237
Bradley Sheares	$180,000	—	$43,000	$2,890	$26,415	$252,305
Eric Shinseki	$186,500	—	$47,195	—	$15,335	$249,030
John Stafford	$196,500	—	$47,195	$42,024	$23,605	$309,324
Michael Wright	$195,500	—	$47,195	—	$4,328	$247,023

(1)	All fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell common stock fund).

(2)	The number of outstanding stock awards and option awards held by each director at December 31, 2007 are set forth in the chart below:

Director Name	Outstanding Stock Awards at 12/31/07	Outstanding Option Awards at 12/31/07
Mr. Bethune	3,000	28,000
Mr. Chico Pardo	3,000	28,000
Mr. Davis	3,000	10,000
Ms. Deily	3,000	10,000
Mr. Hollick	3,000	20,000
Mr. Howard	3,000	28,000
Mr. Palmer	—	4,000
Mr. Seidenberg	3,000	32,000
Dr. Sheares	3,000	15,000
Mr. Shinseki	3,000	20,000
Mr. Stafford	6,000	32,000
Mr. Wright	3,000	28,000

(3)

For all current directors, the amounts set forth in this column represent $10,402 of compensation expense recognized by the Company in 2007 with respect to the annual option grants to acquire 5,000 shares issued to each director in April 2007, and any additional amounts represent compensation expense recognized in 2007 with respect to prior year option grants. The full grant date fair value of the 2007 option grant $55,300 is determined by multiplying the number of options granted (5,000) by Honeywell’s $11.06 Black Scholes value per share. A discussion of the assumptions used in these valuations with respect to awards made in fiscal year 2007 may be found in Notes 1 and 20 in the Company’s Form 10-K for the year ended December 31, 2007. A discussion of the assumptions used in these valuations with respect to awards made in fiscal years prior to fiscal year 2007 may be found in the corresponding sections of the Company’s financial statement footnotes for the fiscal year in which the award was made.

The amount reflected in this column for Mr. Palmer includes $36,045, the amount expensed by the Company for the acceleration of Mr. Palmer’s unvested options upon his retirement from the Board, effective April 23, 2007.

(4)

Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2007 plan year and later earn a rate of interest, compounded daily, and based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2007, this rate was 5.8% and for 2008, the rate will be 6.3%. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed from the Deferred Compensation Plan for Non-Employee Directors.

(5)	All Other Compensation for 2007 consists of the amounts set forth in the following table, to the extent the value of all such benefits paid on behalf of a director exceeds $1,000.

Director Name	Premiums paid for Health, Term Life and Accident Insurance (A)	Tax Reimbursement for Spousal Aircraft Usage (B)	Charitable Matching Contributions (C)
Mr. Chico Pardo	$943	—	$10,000
Mr. Davis	$802	$458	—
Ms. Deily	$6,299	—	$24,059
Mr. Howard	$4	$1,881	—
Mr. Palmer	$3,149	$670	$25,000
Mr. Seidenberg	$4	—	$25,000
Dr. Sheares	$509	$905	$25,000
Mr. Shinseki	$2,581	$1,254	$11,500
Mr. Stafford	$2,605	—	$21,000
Mr. Wright	$2,477	$1,851	—

(A)

Each director may elect noncontributory medical and dental coverage for themselves and their eligible dependents and group term life insurance coverage for themselves that is identical to similar coverage offered to the Company’s active salaried employees. The Company also pays the annual premium to cover each director under the Company’s business travel accident insurance policy.

(B)

Under the terms of the Company’s aircraft usage policy, if the presence of the director’s spouse at a Board function is requested by the Company and the spouse travels with the director to such function on corporate aircraft, the Company imputes income to the director for spousal travel for income tax purposes and reimburses the director for the estimated taxes related to the imputed income.

(C)

The Company matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

The Company has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a market value rent of $852,992 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” The terms of the lease have not been changed since the original negotiation between ADI and the prior owner. Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions, is a limited partner, holding a 12% ownership interest, in New Island Holdings. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses. The amount of distributions in 2007 from New Island Holdings to Mr. Fradin attributable to the ADI lease was approximately $48,000.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2007.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Bank and Trust Company	76,714,683	(1)	10.3	(2)
State Street Financial Center, One Lincoln Street, Boston, MA 02111
FMR LLC	48,716,504	(3)	6.5
82 Devonshire Street, Boston, MA 02109
Barclays Global Investors, NA	41,250,238	(4)	5.5
45 Fremont Street San Francisco, CA 94105

(1)	State Street has sole voting power in respect of 27,283,667 shares; shared voting power in respect of 49,431,016 shares; and shared dispositive power in respect of all 76,714,683 shares listed above.

(2)

State Street holds 6.6% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)	FMR LLC has sole voting power in respect of 2,099,357 shares; and sole dispositive power in respect of all 48,716,504 shares.

(4)	The following Barclays entities had sole voting power and sole dispositive power with respect to the following number of shares:

Name	Sole Voting Power	Sole Dispositive Power
Barclays Global Investors, NA	24,886,857	30,230,047
Barclays Global Fund Advisors	4,776,593	4,776,593
Barclays Global Investors, Ltd.	3,439,290	4,199,628
Barclays Global Investors Japan Limited	1,522,708	1,522,708
Barclays Global Investors Canada Limited	521,262	521,262

All shares are held by the entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 29, 2008 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the sole power to vote or transfer, except as otherwise noted, and stock options that are exercisable currently or within 60 days. Directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

Name(1)	Total Number of Shares(2)		Components of Beneficial Ownership (Number of Shares)
			Common Stock Beneficially Owned(3)	Right to Acquire(4)	Other Stock-Based Holdings(5)
Gordon M. Bethune	38,466		3,000	22,750	12,716
Jaime Chico Pardo	47,718		8,407	22,750	16,561
David M. Cote	5,076,667		65,290	4,667,200	344,177
D. Scott Davis	16,445		7,000	4,750	4,695
Linnet F. Deily	11,050		3,000	4,750	3,300
Clive R. Hollick	26,850		3,000	14,750	9,100
James J. Howard	96,749		9,320	22,750	64,679
Bradley T. Sheares	19,073		3,000	9,750	6,323
Eric K. Shinseki	32,092		3,228	14,750	14,114
John R. Stafford	73,439		25,541	24,750	23,148
Michael W. Wright	105,465		5,250	22,750	77,465
David J. Anderson	792,830		640	715,850	76,340
Roger Fradin	816,578		5,760	698,250	112,568
Robert J. Gillette	290,792		129,987	157,250	3,555
Larry E. Kittelberger	706,220		134,846	566,250	5,124
All directors, nominees and executive officers as a group, including the above-named persons (20 people)	10,222,760	(6)	464,264	8,857,400	901,096

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than .69% and the total for the group is approximately 1.38% of the shares of Common Stock outstanding.

(3)

Includes the following number of shares subject to shared dispositive power: Mr. Stafford, 8,000 shares and Mr. Kittelberger, 132,594 shares; and all directors and executive officers as a group, 144,496 shares.

(4)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of restricted units and stock options within 60 days of the record date.

(5)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(6)

Includes 38,227 shares pledged by two executive officers who are not named executive officers (i.e., Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2007, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Honeywell is a diversified technology and manufacturing leader, with worldwide business operations organized into four strategic business groups, or “SBGs”: Aerospace; Automation and Control Solutions, or “ACS”; Specialty Materials; and Transportation Systems. Since 2002, we have used the five Honeywell Initiatives and the twelve Honeywell Behaviors to drive a “One Honeywell” performance culture based upon a common strategic direction and unified operating priorities.

Honeywell Initiatives		Honeywell Behaviors
• Growth • Productivity • Cash • People • Enablers ➢Honeywell Operating System ➢Functional Transformation ➢Velocity Product Development	+	• Growth and Customer Focus • Leadership Impact • Gets Results • Makes People Better • Champions Change • Fosters Teamwork and Diversity • Global Mindset	• Intelligent Risk Taking • Self-Aware/Learner • Effective Communicator • Integrated Thinker • Technical or Functional Excellence
Equals
One Honeywell Performance Culture
Before		Today
• Multiple businesses acting independently • Product focused • Multiple operating structures • Fragmented, inconsistent and U.S. centric		• One company, multiple businesses aligned and integrated • Customer driven • Streamlined, functionalized and globalized • Standardized and aligned global mindset, processes and systems

Honeywell’s executive compensation program is designed to reinforce and support the One Honeywell performance culture by:

•

Attracting and retaining highly qualified executives with the leadership skills and experience necessary to drive results and change across global organizations, meet diverse strategic and operational challenges, and build long-term shareowner value;

•	Rewarding and differentiating among executives based on the achievement of specific Company, SBG and functional goals, both financial and non-financial, based on the Honeywell Initiatives; and

•	Aligning the interests of executives with those of shareowners by providing the appropriate balance of near-term and long-term objectives and fixed vs. at-risk compensation.

These objectives are reinforced by types of compensation and design principles that emphasize variable, at-risk compensation tied to both short and long-term performance. The combination of the One Honeywell performance culture, the focus provided by the Honeywell Initiatives and a management team assembled, retained and incentivized through a results-driven executive compensation program has yielded consistent and sustained improvement in the Company’s results of operations.

Key Metrics: 2003 vs. 2007

	2003	2007	CAGR
Sales	$23.1	$34.6	11%
Segment Profit	$2.5	$4.7	17%
Earnings Per Share - diluted	$1.52	$3.16	20%
Free Cash Flow	$1.5	$3.1	20%
Year-end Stock Price	$33.43	$61.57	16%

Notes:

All $ in billions, except earnings per share and year-end stock price.Segment profit is the aggregate operating profit of each of the Company’s segments.Free cash flow is cash flow from operations less capital expenditures.CAGR = compounded annual growth rate.

Shareowner Value Creation Through
Effective Capital Allocation: 2003-2007

Dividends	$3.5	Four consecutive 10% dividend rate increases
Stock Repurchase	$7.8	Share count down 13%
Acquisitions	$5.0	Building growth platforms
Divestitures	$2.3	Proceeds from sales of non- core businesses
Note: All $ in billions.

We describe the objectives, design principles and elements of Honeywell’s executive compensation program below and provide an analysis of the 2007 compensation decisions with respect to the Company’s named executive officers made by the Management Development and Compensation Committee (referred to as the Committee throughout the Executive Compensation section of this proxy statement). The Committee consists entirely of independent directors and is responsible for all compensation decisions regarding the Company’s officers (acting together with the other independent directors with respect to the Chief Executive Officer (CEO)). For a complete description of the Committee’s responsibilities, please see “Board Committees—Management Development and Compensation Committee” on pages 9–10 of this proxy statement. The named executive officers for 2007 were Messrs. Cote (CEO), Anderson (Chief Financial Officer), Fradin (President—ACS), Gillette (President—Aero) and Kittelberger (Senior Vice President—Technology and Operations). This discussion should be read in conjunction with the detailed tabular and narrative information regarding executive compensation contained elsewhere in this proxy statement.

Objectives and Design Principles

Attraction and Retention

The Committee believes that the attraction and retention of world-class leadership talent is essential to the successful execution of business strategies by an enterprise with the Company’s scale, breadth, complexity and global footprint. The Company seeks to attract highly qualified executives by providing total compensation that is competitive with peer compensation levels and tied to and differentiated based on the achievement of measurable results and other objectives and the creation of shareowner value.

The Committee maintains its awareness of market conditions through a review of compensation data regarding a peer group of companies having one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity, and/or competes with Honeywell for management talent. For executive officers, this peer group consists of: Alcoa, Boeing, Dow Chemical, DuPont, Emerson Electric, General Dynamics, General Electric, General Motors, Johnson Controls, Lockheed Martin, Northrop Grumman, Raytheon, Textron and United Technologies (the “Peer Group”). The Committee periodically reviews the appropriateness of the Peer Group and the purposes for which it is used.

The Committee reviewed information provided by Mercer, the consultant retained by the Committee, regarding the median and 75th percentile of compensation paid by the Peer Group as a general indicator of relevant market conditions, but does not consider specific benchmark levels as a material factor in its compensation decisions. The Committee does not set specific benchmark targets for total executive compensation or for individual elements of the Company’s executive compensation program due to, among other things, the variability in the composition of executive compensation programs (elements, cash-equity mix, short-term/long-term mix, targeted financial metrics, etc.), the one-year time lag in the availability of data and the multiple benchmark scenarios applicable to individual executive officers. See “Board Committees—Management Development and Compensation Committee” on pages 9–10 of this proxy statement for additional discussion of the Committee’s use of the compensation consultant.

In light of the training, experience and industry backgrounds of the Company’s senior executives, as well as the sustained top-line and bottom-line growth achieved by the Company over the last five years, there is a significant risk that these leaders will be presented with other career opportunities, including more senior positions and at higher levels of compensation. The Committee recognizes that retention of the Company’s management talent is critical to the continued performance of the Company and to successful succession planning. In addition to its efforts to maintain competitively attractive compensation levels, the Company seeks to retain executives by spacing payouts and vesting of awards over multiple years and by requiring continued employment at the time of payout or vesting.

Key Ratios: Fixed/At-Risk; Short-Term/Long-Term; Cash/Equity

The Committee believes that “at-risk” compensation should comprise a substantial portion of annual direct compensation (base salary, annual incentive bonus, annualized value of Growth Plan awards and stock options), as this element is designed to motivate executive officers to drive performance and shareowner value. Between 80% and 90% of each executive officer’s annual direct compensation, including annual bonuses, is variable and dependent upon the achievement of pre-established financial goals, individual performance objectives and stock price appreciation.

Honeywell’s executive compensation program is designed to drive top-line and bottom-line growth that is sustainable and aligned with the strategic plans of the Company and each SBG. Accordingly, the program has both short-term and long-term elements. Long-term incentive compensation (i.e., annualized Growth Plan targets and stock options) generally comprises approximately 60%–70% of the total annual direct compensation of executive officers, of which approximately two-thirds is equity-based and one-third is cash-based.

The equity components of the executive compensation program, coupled with the stock ownership guidelines discussed below, ensure that a significant portion of the executive officers’ wealth accumulation is not only at risk, but also tied to long-term stock price appreciation. Annual stock option grants effectively tie a significant portion of an executive officer’s annual direct compensation (generally 40%–45%) to the performance of the Company’s stock over the vesting period. They also create an incentive for the executive officers to stay with the Company through the vesting period. The Company also periodically grants service-based restricted units to executive officers for retention and/or succession planning purposes.

The Committee recognizes that the stock price of the Company may be affected by factors other than corporate performance, such as general economic and political conditions and differing investor perspectives about market conditions, the economy and specific industries and companies. The cash-based elements (i.e., annual incentive bonus and Growth Plan units) of the incentive compensation program are designed to recognize achievement of specific annual and multi-year financial objectives that are designed to drive consistent, sustainable growth, but are independent of fluctuations in the stock price.

Compensation Decisions: Factors Considered

Performance Assessments

When assessing the performance of individual named executive officers, the Committee considers performance against pre-established financial objectives, prior year results and the performance of relevant industry segments, as well as the executive’s achievement of management objectives aligned with the key drivers of the Company’s annual operating plan, strategic plan and the Honeywell Initiatives and Behaviors (in the case of the CEO, with respect to the Company overall and in the case of the other named executive officers, with respect to the relevant SBG or function), and potential future contributions to leadership and sustained growth and improvement of the Company. Specific factors impacting compensation decisions include:

•

Growth: organic revenue growth; segment profit and margin growth; results of identified priority growth programs; development of superior sales and marketing capability; on-time delivery and product quality performance; implementation of processes to drive technology innovation and new product introductions; expansion into new global markets; and successful completion and integration of portfolio actions (acquisitions, divestitures and joint ventures) that better position the Company for future growth.

•

Productivity: fixed and variable cost performance; expansion of global production and sourcing; site consolidations; implementation of standardized sales, inventory and order planning processes; health, safety and environmental compliance; risk management; implementation of enterprise resource planning solutions; and organizational simplification.

•	Cash: working capital improvement; conversion rate of income to cash; and effective reinvestment and deployment of cash generated.

•

People: organizational effectiveness; internal promotion rate; retention of key talent; effectiveness of management development programs and actions; succession planning, effective sourcing of new talent; and Honeywell Hometown Solutions programs aligned with educational, community and charitable partners.

•

Enablers: implementation of Honeywell Operating System at designated sites; achievement of Functional Transformation objectives regarding improvement and standardization of functional processes and reduction of functional cost; and reduction of cycle time of new product introductions through Velocity Product Development.

Judgment and Discretion of the Committee

The Committee does not believe that the factoring of the various items considered by the Committee into its decisions regarding the overall compensation of, and/or the specific individual awards to, each named executive officer should or can be reduced to a linear formula. The Committee’s compensation decisions reflect the exercise of significant judgment by the Committee in weighing Company performance, individual performance, future potential, leadership qualities, effectiveness in driving organizational, process and functional excellence, and demonstrated commitment to integrity, compliance and learning in the workplace.

The Committee has the discretion to adjust bonus pools and individual awards under each element of the Company’s executive compensation program upward or downward as it deems appropriate to reflect factors that enhance or detract from results achieved relative to the established targets and objectives, as well as unforeseen factors beyond management’s control that impacted performance. The exercises of material discretion by the Committee in setting bonus pools or individual awards is explained below in the discussion of the relevant element of the Company’s executive compensation program.

Overall Compensation Data

The Committee reviews each executive officer’s three-year compensation history with respect to all elements of annual direct compensation (base salary, annual incentive bonus, annualized value of Growth Plan awards and stock options), as well as projected payouts under the Company’s retirement and deferred compensation plans, prior non-recurring types of awards or grants (e.g., “sign on” or

“make whole” awards upon joining Honeywell and restricted unit awards for retention and/or succession planning purposes). The Committee considers historical award and/or grant levels when setting bonus pools and determining individual option grants, as well as unvested equity holdings in connection with reviewing the need for retention arrangements. The Committee also considers potential payouts and circumstances involving a change in control of the Company and/or termination of the executive officer’s employment, whether by the Company or the executive officer upon resignation or retirement, which arrangements generally do not affect the Committee’s decisions regarding other compensation elements.

Disparity Among Named Executive Officers

There are no policy differences with respect to the compensation of individual named executive officers. The compensation disparity between the CEO and the other named executive officers is due to the difference in nature between the positions, market factors and the terms of the CEO’s employment agreement. The Company has not entered into any fixed-term employment agreements with any other named executive officer.

CEO Employment Agreement

The recruitment of Mr. Cote to be CEO was part of an extensive search for a successor to his predecessor in the second half of 2001 and early 2002. This was a period of significant and continuous change for the Company generated by the European Union’s rejection of the Company’s proposed merger with General Electric, three CEOs in a twelve-month span, and major organizational realignment. In light of these circumstances, the Committee determined it was necessary and appropriate to enter into an employment agreement in order to attract and retain an experienced, highly-qualified individual to serve as CEO at a critical time in the Company’s history. In negotiating Mr. Cote’s compensation package, the Committee considered competitive market data regarding total CEO compensation at large industrial companies, Honeywell’s compensation strategy (in determining the mix of pay components) and the desirability of linking a significant portion of pay to the performance of the CEO and the Company, as well as the need to compensate Mr. Cote for significant cash and equity awards from his former employer that were forfeited as a direct result of his acceptance of employment with Honeywell. Mr. Cote’s employment agreement has a rolling three-year term. Per his employment agreement, Mr. Cote has an annual target bonus opportunity equal to 125% of his base salary and is eligible for annual equity awards based on a target value of 230% of the sum of his current base salary and annual incentive bonus target.

2007 Compensation Decisions: Annual Direct Compensation

Total Mix: Annual Direct Compensation

The table below illustrates how 2007 total annual direct compensation for the named executive officers was allocated between fixed and variable, short-term and long-term, and cash and equity elements of the Company’s executive compensation program.

Named Executive Officer	Fixed(1)	Variable(2)	Annual(3)	Long- Term(4)	Cash- Based(5)	Equity- Based(6)
Mr. Cote	10%	90%	34%	66%	56%	44%
Mr. Anderson	18%	82%	40%	60%	60%	40%
Mr. Fradin	17%	83%	43%	57%	62%	38%
Mr. Gillette	15%	85%	37%	63%	57%	43%
Mr. Kittelberger	15%	85%	35%	65%	56%	44%

(1)	Base salary

(2)	Annual incentive bonus, annualized value of Growth Plan target, stock options

(3)	Base salary, annual incentive bonus

(4)	Annualized value of Growth Plan target, stock options

(5)	Base salary, annual incentive bonus, annualized value of Growth Plan target

(6)	Stock options

Although not part of annual direct compensation, the performance shares granted to Mr. Cote (see “Performance Shares” below) and the equity components of Mr. Fradin’s and Mr. Gillette’s retention arrangements (see “Retention Actions” below) serve to reinforce and increase the emphasis on the variable, long-term and equity-based elements of their respective overall compensation.

Base Salary

The Committee reviews the base salaries of named executive officers on an annual basis, at the time of any promotion or change in responsibilities, and as otherwise may be appropriate (e.g., in connection with retention arrangements). Annual merit increases for the named executive officers are based on performance assessments by the CEO (for the named executive officers other than the CEO), and the Committee (for all officers). See “Compensation Decisions: Factors Considered—Performance Assessments" above.

In 2007, the named executive officers (other than the CEO) received merit increases of approximately 4–8%. Mr. Fradin and Mr. Gillette each received an additional increase in base salary as part of a broader set of compensation actions approved by the Committee for retention purposes. See “Retention Actions” below.

In line with the Company’s emphasis on at risk/variable compensation, base salary generally comprises only approximately 10-18% of the annual direct compensation of executive officers, and approximately 10% of Mr. Cote’s annual direct compensation. Mr. Cote did not receive a base salary increase in 2007. The Committee has increased Mr. Cote’s base salary only once (10% in 2006) since he joined the Company in 2002.

Annual Incentive Bonus

Bonus Pool; Performance Metrics

Annual incentive bonuses under the Company’s Incentive Compensation Plan for Executive Employees (“ICP”) are paid from a pool that is funded based upon Honeywell’s achievement of annual corporate financial objectives established by the Committee in February of each year. Annual incentive bonuses for 2007 were based on the achievement of financial objectives relating to earnings per share (EPS), free cash flow (FCF) and working capital turns (WCT).

Metric	ICP Weighting	Definition	Rationale for Use
EPS	50%	Earnings per share of common stock–assuming dilution

The Committee believes that EPS is the most effective measure of delivery of shareowner value at the corporate level. Increasing EPS is reflective of strong growth that is driven by innovation, customer satisfaction, successful acquisitions, leverage of operational capacity around the world, and effective management of costs and capital structure.

FCF	25%	Cash flow from operations minus capital expenditures

Free cash flow is used by management and the Board to evaluate the Company’s ability to generate cash from business operations that can be used to invest in future growth through reinvestment in the Company’s businesses and through acquisitions, to repay debt obligations, and to return capital to shareowners through dividends and stock repurchases.

Metric	ICP Weighting	Definition	Rationale for Use
WCT	25%

Sales divided by working capital (in each case, excluding the impact of current year acquisitions), calculated based on a 13-month rolling average. Working capital is defined as trade accounts receivable plus inventory less accounts payable and customer advances.

WCT was first added as a metric in 2006 to drive more efficient use of capital. The key drivers of working capital—cycle time, inventory and accounts receivable and payable—are influenced by how efficiently and effectively the Company’s businesses operate. The Committee believes that inclusion of working capital turns as an ICP objective serves to drive accountability, efficiency and discipline across a series of key business processes.

In early February 2007, the Committee established the following objectives for the 2007 ICP, which were consistent with the Company’s annual operating plan:

	2007 Objectives	Increase vs. 2006 Actual
EPS	$2.95	17.1%
FCF (in $M)	$2,556	3.1%
WCT	5.9	0.4 turns

Funding Formulas

The corporate bonus pool is funded based on calculations regarding each of the established financial metrics. For EPS and FCF, the corporate bonus pool is funded as follows:

	Performance Level vs. Target	ICP Funding Level
Below Threshold	<75%	0%
Threshold	75% of target	50%
Target	100% of target	100%
Maximum	133% of target	200%

Performance between threshold and target performance levels and between target and maximum performance levels is interpolated.

To ensure that relative, and not just absolute, performance has a direct impact on executive compensation levels (as it does on shareowner value), the EPS component of the annual incentive bonus pool is also subject to upward or downward adjustment, up to a maximum of 25% in either direction, based on Honeywell’s relative EPS growth performance versus a 33-company peer group reflecting the Conglomerates, Aerospace & Defense, Industrial Machinery, Specialty Chemicals, Diversified Chemical and Auto Parts & Equipment subgroups of the S&P 500 Index. We use this expanded thirty-three company peer group for this purpose (rather than just the Peer Group discussed above) due to its broader representation of each of the relevant industry groups in which the Company’s segments participate. For each percentile that Honeywell’s EPS growth exceeds or is below the median EPS growth of its peers, the EPS component of the Company’s annual incentive bonus pool is increased or decreased, as appropriate, by approximately 1%. We refer to this adjustment as the “peer EPS growth adjustment.”

With respect to working capital turns, the corporate bonus pool is funded as follows:

Results vs. Target	Pool Funding
+0.2 points	200% of target
+0.1 points	150% of target
At Target	100% of target
-0.1 points	75% of target
-0.2 points	50% of target
>-0.2 points	0% of target

Each tenth of a point improvement in working capital turns frees up approximately $80-90 million of cash that can be used to fund operations and/or for acquisitions, dividends and share repurchases. Actual turns achieved between threshold and target levels and between target and maximum performance levels are not interpolated, but have discrete funding levels associated with them as set forth above.

Each SBG’s bonus pool is similarly funded based on the achievement of corresponding SBG financial objectives (substituting net income for EPS). Unusual, infrequently occurring and/or extraordinary items, which we refer to below as “extraordinary items,” are excluded in determining achievement of the established financial objectives.

2007 ICP Performance

For the 2007 ICP, Honeywell exceeded all three of its targeted corporate financial objectives. The EPS component of the pool was increased by 25% as a result of the peer EPS growth adjustment. There were no material adjustments for extraordinary items.

	2007 Objective	2007 Actual	Actual vs. Objective	Actual vs. Prior Year
EPS	$2.95	$3.16	107%	125%
FCF (in $M)	$2,556	$3,144	123%	127%
WCT	5.9	6.0	↑ 0.1 turns	↑ 0.5 turns

Based on these results and the formulas and weightings described above, the overall Company bonus pool was calculated to fund at 156%. This percentage was reduced by the Committee, upon the recommendation of the CEO, to 121% of target in order to moderate the year-over-year volatility of the bonus pool, particularly in light of a potential softening economic environment in 2008.

Based on the performance of the SBGs, the calculated and actual funding of the SBG bonus pools is as follows:

SBG	Calculated Funding	Actual Funding
ACS	163%	135%
Aerospace	123%	120%
Specialty Materials	152%	118%
Transportation Systems	143%	110%

At the CEO’s recommendation, the Committee decreased the SBG funding percentages set forth above (i) in light of positive relevant industry conditions and in order to moderate the year-over-year volatility of the SBG bonus pools and (ii) due to the different performance of individual businesses within the SBGs.

Annual Incentive Bonus Awards

Target Levels

Each of the named executive officers is eligible to receive an annual incentive bonus. Per his employment agreement, Mr. Cote has an annual target bonus opportunity equal to 125% of his base salary. Each of the other named executive officers has a bonus target equal to 100% of base salary. Each named executive officer’s bonus may be adjusted upward or downward based on performance relative to financial and non-financial objectives (see “Judgment and Discretion of the Committee” above).

The “calculated” bonus award is computed according to the following formula:

Corporate/SBG Funding %     x     NEO’s target % of base salary     x     NEO’s base salary

The calculated awards for Messrs. Fradin and Gillette are based upon the relevant SBG funding percentage (ACS and Aerospace, respectively). The calculated awards for the other named executive officers are based on the overall corporate funding percentage.

The Committee then considers whether the calculated awards should be adjusted upward or downward based on the factors described above in “Compensation Decisions: Factors Considered.”

Set forth below is a discussion of the 2007 annual incentive bonus awards determined by the Committee for each of the named executive officers:

Mr. Cote was awarded a bonus of $4,200,000 for 2007. In addition to the financial performance of the Company against the established objectives discussed above, the Committee recognized Mr. Cote’s superior achievement of management objectives related to:

•

Driving growth and globalization: completion of twelve acquisitions contributing approximately $700 million in annualized revenues; divestiture of four non-core businesses; expansion of sales, income and census in emerging regions; execution and development of key growth programs in each SBG; and leveraged global government relations function to drive future growth; (e.g., promotion of energy efficiency and air traffic modernization);

•

Achieving operational improvements: year-over-year improvements in quality and on-time delivery performance; drove cost savings and cash generation through global real estate consolidations and the development and implementation of savings and control plans for each category of indirect procurement spending;

•

People and organizational effectiveness: strengthened succession planning through continued improvement in executive internal promotion rate and decrease in executive attrition rate; standardization of global incentive and benefits plans; reinvigoration of Six Sigma training and certification programs; continued implementation of diversity strategy, including senior leader mentoring program; and global expansion of Honeywell Hometown Solutions programs; and

•

Supporting the five Initiatives and the Honeywell Behaviors: continued deployment of Honeywell Operating System (now initiated with respect to approximately 50% of the Company’s manufacturing cost base); reduced functional cost and standardized functional processes through Functional Transformation initiative; and drove new product introductions and reduction in development cycle time through Velocity Product Development.

Mr. Anderson was awarded a bonus of $1,100,000 for 2007, which reflected the Company’s performance against the financial objectives discussed above and the Committee’s recognition of superior performance of management objectives related to successful deployment of approximately $6.0 billion of cash through acquisitions, share repurchases and dividends, execution of disciplined acquisition process, driving functional cost reduction and functional process standardization through Company-wide Functional Transformation, driving functional excellence through comprehensive SBG reviews and expanded learning programs, increasing visibility to indirect spending, and continued strengthening of internal controls.

Mr. Fradin was awarded a bonus of $1,150,000 for 2007, which reflected ACS performance against the financial objectives discussed above and the Committee’s recognition of superior achievement of management objectives related to global sales expansion (all ACS businesses exceeded their non-U.S sales growth plans), successful launches of new products, improvement in product quality, execution of key growth programs pertaining to sales and marketing excellence, successful completion and integration of eight acquisitions, including expansion into high-growth automatic identification and data collection segment, and deployment of Honeywell Operating System.

Mr. Gillette was awarded a bonus of $900,000 for 2007, which reflected Aerospace performance against the financial objectives discussed above and the Committee’s recognition of superior achievement of management objectives related to key program and contract wins in each of Aerospace’s principal end-markets, driving productivity and margin expansion through sourcing initiatives and reductions in functional and indirect costs, and improvement in product quality.

Mr. Kittelberger was awarded a bonus of $800,000 for 2007, which reflected the Company’s performance against the financial objectives discussed above and the Committee’s recognition of superior achievement of management objectives related to ERP implementation, expansion of global technology centers, driving engineering functional excellence through Velocity Product Development and product lifecycle management, driving operational improvement through improvement in product quality and on-time delivery performance and deployment of Honeywell Operating System, and driving functional cost reduction and functional process standardization through driving Company-wide Functional Transformation.

The Committee believes that the fiscal 2007 annual incentive bonus awards are reasonable performance-based payments that are consistent with the objectives of the Company’s executive compensation program discussed above and that reflect achievement of business and individual goals and objectives that produced measurable, sustainable improvement in the Company’s results of operations. Consistent with SEC disclosure rules, the annual incentive compensation awards to the named executive officers are included in the amounts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38 of this proxy statement.

Growth Plan

The Committee oversees administration of a long-term, cash-based compensation program under which executive officers are granted awards in the form of Growth Plan units, which have a target value of $100 per unit. The Growth Plan was established in 2003 to encourage executive officers to focus on the Company’s achievement of specific, financial objectives over a two-year performance cycle aimed at increasing shareowner value by emphasizing and rewarding sustainable, profitable growth consistent with the Growth component of the Honeywell Initiatives and the Company’s strategic plan. Performance cycles under the Growth Plan run consecutively.

Growth Plan Performance Metrics

The following metrics were selected by the Committee in connection with the 2007-2008 Growth Plan performance cycle. These metrics were also utilized with respect to the 2003-2004 and 2005- 2006 performance cycles as, for the reasons stated below, the Committee believes that they are significant drivers of shareowner value creation.

Metric	Weighting	Definition
Organic Revenue Growth	50%	Organic revenue growth is a measure of the Company’s ability to increase top-line sales, excluding the impact of acquisitions and divestitures during the performance cycle.
Improvement in Return on Investment (ROI)	50%

ROI measures the Company’s ability to convert investments (such as inventory and plant, property and equipment) into profits, and is a ratio of net income before interest expense to cash employed in the Company’s businesses. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as to their completion at the time of the setting of the targets for the performance cycle) and pension income/expense.

For SBG executives, 50% of the payouts are based on the achievement of the corporate organic growth and ROI improvement objectives (weighted equally), with the remaining 50% based on the achievement of corresponding SBG objectives (weighted equally).

2007-2008 Performance Cycle Objectives

For each metric, management recommends proposed threshold, target and maximum performance objectives for the performance cycle that are reviewed with the Committee at the beginning of the first year of each performance cycle to ensure alignment with the Company’s annual operating plan and strategic plan.

Set forth below are the specific objectives for the 2007-2008 performance cycle, as well as the funding levels associated with the respective levels of performance.

	Organic Revenue Growth (cumulative)	ROI Improvement (cumulative)	Funding Level
Below Threshold	<$4.070 billion	<5.0 points	0%
Threshold	$4.070 billion	5.0 points	50%
Target	$4.898 billion	6.2 points	100%
Maximum	$5.677 billion	7.3 points	200%

In order to ensure focus on sustainable growth, performance against each of these metrics is measured on a cumulative basis. For each metric, the cumulative results for the 2007-2008 performance cycle will be calculated by adding (i) the difference between the relevant metric at the end of 2007 vs. at the end of 2006, to (ii) the difference between the relevant metric at the end of 2008 vs. at the end of 2006. For both measures, performance between threshold and target performance levels and between target and maximum performance levels is interpolated. As with the ICP, extraordinary items are excluded in determining achievement of the established financial objectives.

The Growth Plan pool for each performance cycle does not fund unless the Company achieves at least a 3% annual minimum EPS growth rate over the two-year cycle.

Growth Plan Unit Awards

The number of units awarded to each named executive officer is equal to 10% of the number of stock options awarded to that individual in the first year of each performance cycle. Accordingly, Mr. Cote was granted 70,000 Growth Plan units and each of the other named executive officers was granted 17,500 Growth Plan units for the performance cycle commencing on January 1, 2007 and ending on December 31, 2008. The Growth Plan thus serves as a bridge between the annual ICP and the longer-term equity components of the Company’s executive compensation program.

Growth Plan Payouts

Fifty percent of the earned value of Growth Plan units is paid in the first quarter of the year immediately following completion of a two-year performance cycle. To promote executive retention, the remaining 50% is paid one year later and is subject to forfeiture if the executive officer is not employed by the Company on the date of payment. In the first quarter of 2007, the named executive officers received 50% of the earned value of their Growth Plan units for the 2005-2006 performance cycle, with the remaining 50% being paid in March 2008. See footnote 3 to the Summary Compensation Table on page 39 of this proxy statement.

Stock Options

Stock options are the major equity-based component of the long-term incentive element of the Company’s executive compensation program for executive officers. Stock options directly align the interests of executive officers and shareowners as the options only have value to the recipients if Honeywell’s stock price increases above the exercise price of the options and the executive officer remains employed with the Company for the period required for the options to vest, subject to certain exceptions discussed below.

Principal Terms

The Committee makes annual grants of stock options to executive officers, including the named executive officers, at the beginning of each year. Under the Company’s stock incentive plans, these options have an exercise price equal to the “fair market value” of Common Stock on the date of grant. “Fair market value” is defined as the average of the highest and lowest sales prices reported on the New York Stock Exchange on the date of grant. The Company utilizes this measure of fair market value, rather than the closing price on the date of grant, to mitigate the artificial impact, in either direction, of intra-day trading volatility on the exercise price. Both the 2003 and 2006 Stock Incentive Plans expressly prohibit (1) the granting of stock options with an exercise price less than the fair market value of Common Stock on the date of grant, and (2) the repricing of awards or the cancellation of awards in exchange for new awards with lower exercise prices without shareowner approval. The

2006 Stock Incentive Plan also prohibits the payment of dividend equivalents with respect to stock options (which were not paid under prior plans even though not expressly prohibited).

Prior to 2007, options generally vested over a three-year period. Starting in 2007, the Committee extended the vesting period to four years (in equal annual installments) to further promote retention and long-term stock ownership by executive officers, with limited exceptions possible for new hire grants and grants made in connection with acquisitions by the Company. Under the terms of the 2006 Stock Incentive Plan, no more than two million shares (approximately 4.6% of the shares available under this Plan) may be used for stock options or stock appreciation right awards that fully vest in less than three years. As more fully discussed below, the vesting of options accelerates upon a change in control of the Company.

Options expire no later than the tenth anniversary of the grant date, subject to early termination in the event of termination of employment. In the event of death, disability or retirement at or after age 60 with 10 years of service (“full retirement”), all unvested options granted prior to 2007 vest and remain exercisable for three years. In December 2006, the Committee determined that future option grants would not provide for the vesting of unvested options upon full retirement. In the event of a termination of employment (other than for cause) at or after age 55 with 10 years of service, all unvested options are forfeited and vested options remain exercisable for three years. In the event of voluntary termination (other than as described above), all unvested options are forfeited and vested options remain exercisable for 30 days. In the event of involuntary termination other than for cause (other than after age 55 with 10 years of service), all unvested options are forfeited and vested options remain exercisable for one year. In the event of involuntary termination for cause, all vested and unvested stock options are immediately cancelled.

For options issued under the 2003 and 2006 Stock Incentive Plans, the Company reserves the right to (a) cancel all unexercised options, and (b) recover any gains attributable to options that were exercised during the period beginning six months before the termination date, and ending 24 months after the termination date, in the event the executive officer commences employment with, or otherwise provides services to, a Honeywell competitor without the Committee’s prior approval.

Annual Option Grants

The Company’s regular annual option grant generally takes place in February of each year, during an open trading window period following the release of our final results for the preceding fiscal year (Company policy limits trading by executive officers in Honeywell securities to thirty day window periods commencing on the third business day following the announcement of results by the Company). The Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or internal promotions, which are granted at the first regularly scheduled Committee meeting following the date of hire or promotion.

In February 2007, the Committee allocated a pool of 6.6 million shares to be utilized for stock option grants in that year, with a maximum of 2.5 million shares available for option grants to officers. The Committee is committed to using shares available under the Company’s equity compensation plan at appropriate rates that do not result in excessive dilution of shareowner equity. Accordingly, the size of this pool is consistent with the Company’s annual “run rate” (shares subject to awards made under the Company’s equity compensation plans as a percentage of total shares outstanding), which has ranged between 1.1%–1.4% in recent years.

Under his employment agreement, Mr. Cote is eligible for annual equity awards based on a target value of 230% of the sum of his current base salary and annual incentive bonus target. In accordance with its charter, in reviewing the long-term incentive component of CEO annual direct compensation, the Committee considered the Company’s performance and relative shareowner return, the value of similar incentive awards to CEOs at comparable companies, and awards previously made to Mr. Cote. Based on these considerations, in February 2007, the Committee granted Mr. Cote options to acquire 700,000 shares in recognition of his leadership in driving consistent, sustained improvement in financial and operational performance.

With respect to the other named executive officers, the Committee considered historical grant levels, as well as the executive officer’s performance in the prior fiscal year, his impact on overall

Company performance and his potential to contribute to the future performance of the Company and to assume increased leadership responsibilities. Based on these considerations, in February 2007, the Committee granted each of the other named executive officers options to acquire 175,000 shares.

In the case of each of the named executive officers, the 2007 grants have an exercise price of $47.38 per share and the number of underlying shares is consistent with the individual’s prior year option grant.

Other 2007 Compensation Decisions

Retention Actions

During 2007, the Committee considered and approved the following compensation actions regarding Mr. Fradin for retention purposes: (i) increased his annual base salary from $700,000 to $1 million, (ii) approved the grant of 203,000 restricted stock units, vesting in one-third increments on each of the first three anniversaries of the date of grant, (iii) established a fixed value of $2 million (to be determined using the Company’s Black-Scholes valuation methodology) for his annual stock option grant, commencing with the 2008 grant, and (iv) approved an additional annual nonqualified pension benefit equal to 50% of his final average compensation for the last 3 years of his employment, provided that he remains continuously employed by the Company until age 60 (August 5, 2013).

Also during 2007, the Committee considered and approved the following compensation actions regarding Mr. Gillette for retention purposes: (i) increased his annual base salary from $650,000 to $1 million effective January 1, 2008, (ii) approved the grant of 200,000 restricted stock units, vesting in one-third increments on the third, fifth and seventh anniversaries of the date of grant, respectively, and (iii) established a fixed value of $2 million (to be determined using the Company’s Black-Scholes valuation methodology) for his annual stock option grant, commencing with the 2008 grant.

See “Objectives and Design Principles—Attraction and Retention” on pages 21-22 of this proxy statement.

Restricted Units

Restricted units are not granted to executive officers on an annual basis. The Committee, however, may from time to time award restricted units to individual executive officers primarily for retention and succession planning purposes. The Committee believes that service-based restricted units are the best and most appropriate tool for these programs. Each restricted unit entitles the holder to one share of Common Stock at the end of an extended vesting period, typically vesting one-third on each of the third, fifth and seventh anniversaries of the date of grant, subject to continued employment. As more fully discussed below, the vesting of restricted units accelerates upon a change in control of the Company.

During the restricted period, executive officers are entitled to receive dividend equivalents on the underlying shares, if and when declared by the Board, on the same basis as shareowners. In December 2006, the Committee determined that future grants would provide that dividend equivalents will accrue with interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 5.8% for 2007) and will be paid out only as the underlying shares vest. The Committee reexamined the issue in December 2007, and determined that grants made on or after January 1, 2008 would provide for the deemed automatic reinvestment of dividend equivalents into additional restricted units to be paid out only as the underlying shares vest. The Committee did so as a means of further reinforcing the alignment of the interests of executive officers and shareowners. Prior to 2007, unvested restricted units would vest on retirement at or after age 60 with 10 years of service. In December 2006, the Committee determined that only a pro-rata portion of unvested restricted units will vest upon retirement, with the amount to be determined based on the number of complete years of service between the grant date and the retirement date as a percentage of the vesting period. Deferred dividends on deferred restricted units that were granted prior to July 2004 earn interest at a rate of 10%. Dividends on deferred restricted units granted after June 2004 cannot be voluntarily deferred by executive officers.

In February 2007, the Committee allocated 2.9 million shares to be available for restricted unit grants in 2007, of which 2.2 million shares could be utilized for restricted unit grants to executives, including the named executive officers. The size of the pool is consistent with the Company’s annual run rate (see discussion above with respect to stock options). Other than the restricted units granted to Messrs. Fradin and Gillette in connection with their respective retention arrangements (see “Retention Actions” above), the Committee did not grant any restricted units to named executive officers in 2007.

Performance Shares

In 2006, the Committee retained Mercer to provide competitive market data and recommendations related to CEO compensation. In February 2007, the Committee recommended and the Board approved a special grant of 125,000 performance shares to Mr. Cote to (1) reward and recognize Mr. Cote for his contribution to the Company’s strong financial performance, (2) further align Mr. Cote’s total compensation package with the creation of shareowner value, and (3) continue to maintain a competitive total compensation package for Mr. Cote. These performance shares represent potential payments of Common Stock on a one-for-one conversion basis based on the Company’s relative 4-year Total Shareholder Return (TSR) performance versus the companies comprising the S&P 100 (as of January 1, 2007) for the 4-year period of January 1, 2007 through December 31, 2010 (the “Performance Period"). The Committee selected the S&P 100 as the appropriate peer group against which to measure the Company’s performance because it reflects a large, diverse population of companies with whom Honeywell competes for investor dollars. In addition, it is a large enough sample size so that overall relative performance will not be unduly impacted by extreme volatility in the performance of a small number of companies in the S&P 100.

Actual payouts may range from zero to 250,000 shares as follows:

Performance-Award Scale
4 Year TSR Ranking vs. S&P 100	Payout as a % of Target Award (1)	Payout (# of shares) (2)
Below 40th percentile	0%	0
40th percentile	25%	31,250
50th percentile	50%	62,500
55th percentile	75%	93,750
60th percentile	100%	125,000
65th percentile	120%	150,000
70th percentile	140%	175,000
75th percentile	160%	200,000
80th percentile	180%	225,000
85th percentile or higher	200%	250,000

(1)	Intermediate points interpolated

(2)

Dividend equivalents will be earned in the form of additional shares of Common Stock. The amount of dividend equivalents will be calculated by dividing the total cash dividends on the earned performance shares for the four year performance period by the average closing price of Common Stock for the 30 days preceding December 31, 2010.

If Honeywell’s absolute TSR is negative for the Performance Period, then relative performance must be at least at the 60th percentile in order to receive a payout, with such payout based on the schedule above.

Fifty percent of any shares of Common Stock earned by Mr. Cote in accordance with the above formula will be paid in the first quarter of 2011, with the remaining 50% to be paid on February 15, 2012, subject to Mr. Cote’s continued employment through the date of payout (subject to exceptions for death or disability). Consistent with the terms of Mr. Cote’s employment agreement and the terms of the 2006 Stock Incentive Plan, all the Performance Shares will be forfeited if Mr. Cote’s employment with Honeywell ends for any reason other than death or disability prior to the scheduled payout date of the first installment of any earned awards. In the event of Mr. Cote’s death or disability prior to the end of the Performance Period, the payout will be based on greater of (i) target or (ii) actual performance through the date of death or disability. If death or disability occurs after the Performance Period ends, payout of any earned awards will be accelerated to occur as soon as practicable after the date of death or disability.

Other Elements of Executive Compensation Program

Retirement Plans

Executive officers, including the named executive officers, participate in Honeywell’s Retirement Earnings Plan, a tax-qualified defined benefit pension plan, on the same terms as the rest of the Company’s salaried employees. Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, the Company maintains unfunded non-tax-qualified supplemental retirement plans for its executive officers (including the named executive officers) to provide these individuals the pension benefits to which they would be entitled but for those limitations.

In addition, Messrs. Cote, Fradin, Anderson and Kittelberger are entitled to enhanced supplemental retirement benefits. The Committee believes these benefits were necessary and appropriate in light of circumstances surrounding the hiring or need to retain these executive officers.

Nonqualified Deferred Compensation Plans

Certain executive officers, including the named executive officers, may participate in the Company’s Deferred Incentive Compensation Plan, or “DIC Plan.” The DIC Plan allows participants to defer all or any (in 10% increments) of their annual incentive bonus as part of their personal retirement or financial planning. Deferral elections must be made annually prior to the start of the year in which the services to which such bonus relates are to be performed.

Executive officers may also participate in the Honeywell Supplemental Savings Plan, or “SS Plan,” which is maintained to permit the deferral of amounts that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the Internal Revenue Code’s limits on annual compensation and annual deferral limits. Participants may elect to defer up to 25% of base salary into the SS Plan before the beginning of the year in which the services are performed.

Amounts deferred into the DIC Plan or the SS Plan earn interest. In order to reduce the long-term cost of these plans, in July 2005, the Committee amended these plans (1) to reduce the rate of notional interest credited to a participant’s deferred amounts from an above-market rate set annually (which generally varied between 8% and 11%) to a rate based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term (5.3%, 5.8%, and 6.3% for 2006, 2007 and 2008, respectively) that is subject to change annually, and (2) to eliminate the ability to defer salary into the DIC Plan.

After one year of service, the Company matches deferrals to the SS Plan up to a maximum of 8% of base salary for the next five years at the rate of 50 cents on the dollar, and up to 8% of base salary on a dollar for dollar basis thereafter. In order to promote the long-term focus of the executive compensation program, Company matching contributions with respect to the SS Plan are credited in the form of common stock equivalents. Dividends are accounted for as though reinvested in additional shares. Amounts representing matching contributions under the SS Plan are ultimately distributed in shares of Common Stock.

As a result of the requirements applicable to non-tax qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, in July 2005, the Committee approved changes to the DIC Plan and the SS Plan to ensure compliance with the new law, to simplify the administration of these plans and to minimize any adverse tax consequences to participants in these plans. These changes included, among others, limiting the form of distribution with respect to amounts deferred on or after January 1, 2006 to a lump sum payment, or for a retired participant, to up to ten annual installments.

Severance Plan

If Mr. Cote’s employment is terminated by the Company other than for gross cause, he will receive benefits under the Honeywell International Inc. Severance Plan for Senior Executives (“Senior

Severance Plan”), which also covers the Company’s other named executive officers. Under the Senior Severance Plan, if their employment is terminated by the Company other than for gross cause, Messrs. Cote, Anderson and Kittelberger would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of 36 months. Mr. Fradin and Mr. Gillette would receive comparable severance payments and benefits for a period of 18 months.

Payments and benefits offered under the Senior Severance Plan are triggered by events that are beyond the control of the recipient. The Committee believes that these payments and benefits (1) are consistent with those offered by the Company’s Peer Group and (2) help in the recruitment and retention of senior executives by protecting them in the event that their positions are adversely impacted by an unexpected change in circumstance.

Change in Control Provisions

The Company’s severance, retirement and equity compensation plans provide certain benefits to executive officers upon a change in control of the Company. Under all of the Company’s executive compensation plans, change in control benefits cannot be triggered prior to the completion of the transaction or other relevant event. Under the equity compensation plans, all outstanding equity awards automatically vest upon a change in control. Under the Company’s severance and retirement plans, if, within two years following a change in control of the Company, an executive officer is terminated either involuntarily other than for cause, death or disability or voluntarily for good reason, he or she is entitled to: lump sum payment of all severance amounts; an incremental six months severance for named executive officers otherwise entitled to 18 months severance; and a tax reimbursement payment sufficient to compensate the executive officer for the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code and for incremental taxes imposed on the additional payment. In addition, Messrs. Anderson and Kittelberger would be entitled to have their retirement benefits calculated using an additional three years of age and service.

The Committee believes that these benefits allow senior executives to assess takeover bids objectively without regard to the potential impact on their own job security. The Committee also believes that these benefits are reasonable (taking into account the “double trigger” for such obligations), are generally in line with current market practices, and are necessary for the Company to compete for and retain highly-qualified executives.

Perquisites

Honeywell provides named executive officers with certain limited perquisites (primarily a cash flexible perquisite allowance) that the Committee believes are reasonable, competitive and consistent with the objective of the executive compensation program to attract and retain the best leaders. The Committee has determined that the cash flexible perquisite allowance will be eliminated beginning in 2008, and that each of the named executive officers will receive a corresponding increase in 2008 base salary in lieu of this allowance.

Under the Company’s security policy, the CEO is required to use company aircraft for all air travel, whether personal or business, to have home security and back-up power systems, and to use security personnel as drivers. The Committee believes that these measures enhance the personal security of the CEO, protect the confidentiality of the CEO’s travel and the Company’s business, and allow the CEO to minimize and more effectively utilize his travel time.

Other Benefits

The Company maintains life, medical and dental insurance, accidental death insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence and other similar policies. Executive officers, including the named executive officers, are eligible to participate in these programs on the same basis as the rest of the Company’s salaried employees. In addition, the Company maintains relocation and excess liability coverage for executive officers. Messrs. Cote and Kittelberger are entitled to certain additional life insurance benefits, which the Committee believed were necessary and appropriate in light of the circumstances at the times they were hired.

Guidelines and Policies

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if they are shareowners themselves. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all Honeywell officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers (including the named executive officers other than the CEO) are required to own shares equal in value to four times their current base salary, with the remaining officers having an ownership threshold set at two times base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and restricted units. Officers have five years to meet these guidelines. As of December 31, 2007, each of the named executive officers held shares in excess of these guidelines.

In addition, the stock ownership guidelines call for officers to hold for at least one year the “net shares” from restricted unit vesting (with respect to restricted units granted after the adoption of the stock ownership guidelines) or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from restricted unit vesting, less the number of shares the officer sells to pay withholding taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay the Company withholding taxes. After the one-year holding period, officers may sell net shares or net gain shares, provided that following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum ownership level.

The stock ownership guidelines do not apply to executives at or over age 60 who have at least 10 years of service. As of the date of this proxy statement, all of the named executive officers are subject to the stock ownership guidelines. These guidelines are periodically reviewed by the Committee.

Recoupment of Incentive Compensation

In December 2006, the Board amended the Company’s Corporate Governance Guidelines to provide for the recoupment of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the amended guidelines, the Board can seek recoupment if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the amended Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations; Corporate Governance”).

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the named executive officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive awards to permit full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual incentive bonus and Growth Plan payments to the named executive officers for 2007 would be deductible for federal income tax purposes.

The Company’s stock option grants have been and are made under shareowner-approved plans and are designed to comply with Section 162(m) so that the compensation expense associated with their exercise will generally be tax deductible.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility to craft compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain named executive officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which may include, among other things, cash “sign on” awards, time-based restricted unit awards and a portion of the CEO’s base salary). For 2007, the Company believes that approximately $2.1 million in compensation paid to the named executive officers was not deductible for federal income tax purposes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2007, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 17 of this proxy statement. During fiscal year 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Management Development and Compensation Committee.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

John R. Stafford, Chair
Gordon M. Bethune
Clive R. Hollick
Ivan G. Seidenberg*
Bradley T. Sheares

* Former member of the Board of Directors

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation(3)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)($)	All Other Compensation(5)($)	Total($)
David M. Cote
Chairman of the
Board and Chief	2007	$1,618,269	—	$2,632,174	$6,161,992	$4,200,000	$3,619,021	$407,930	$18,639,386
Executive Officer	2006	$1,610,192	—	$1,440,909	$7,769,527	$11,400,000	$5,013,713	$461,306	$27,695,647

David J. Anderson
Senior Vice
President, Chief	2007	$773,846	—	$1,366,411	$1,426,933	$1,100,000	$458,084	$81,985	$5,207,259
Financial Officer	2006	$753,365	—	$1,207,874	$2,030,620	$2,950,000	$599,569	$81,653	$7,623,081

Roger Fradin
President & Chief
Executive Officer,
Automation and	2007	$775,962	—	$3,705,718	$1,354,343	$1,150,000	$154,939	$115,220	$7,256,182
Control Solutions	2006	$645,077	—	$687,992	$1,623,733	$2,870,000	$164,506	$111,270	$6,102,578

Robert J. Gillette
President & Chief
Executive Officer,	2007	$635,577	—	$633,922	$1,354,121	$900,000	$212,313	$101,871	$3,837,804
Aerospace	2006	$585,769	—	$520,618	$1,542,837	$2,850,000	$254,271	$98,421	$5,851,916

Larry E. Kittelberger
Senior Vice
President,
Technology and	2007	$606,250	—	$391,000	$1,354,343	$800,000	$743,207	$180,848	$4,075,648
Operations	2006	$594,692	—	$391,000	$1,623,820	$2,625,000	$988,756	$177,784	$6,401,052

(1)

Amounts included for 2007 reflect expense recognized for financial reporting purposes, as follows. For Mr. Cote, represents $1,413,610 of compensation expense recognized in 2007 with respect to a grant of 125,000 performance shares in February 2007, with the remaining amount reflecting compensation expense recognized in 2007 with respect to prior year restricted unit grants. For Mr. Fradin, represents $3,124,799 of compensation expense recognized in 2007 with respect to a grant of 203,000 restricted units in July 2007, with the remaining amount reflecting compensation expense recognized in 2007 with respect to prior year restricted unit grants. For Mr. Gillette, represents $167,905 of compensation expense recognized in 2007 with respect to a grant of 200,000 restricted units in December 2007, with the remaining amount reflecting compensation expense recognized in 2007 with respect to prior year restricted unit grants. For the other named executive officers, the amounts reflect compensation expense recognized in 2007 with respect to prior year grants. In each case, the amount of compensation expense was calculated excluding forfeiture assumptions.

A discussion of the assumptions used in the valuation of stock awards made in fiscal year 2007 may be found in Notes 1 and 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2007. A discussion of the assumptions used in the valuation of stock awards made in fiscal years prior to fiscal year 2007 may be found in the corresponding sections of the Company’s financial statement footnotes in the Form 10-K for the fiscal year in which the award was made.

(2)

Amounts included for 2007 reflect expense recognized for financial reporting purposes, as follows. For Mr. Cote, represents $1,509,070 of compensation expense recognized in 2007 with respect to his annual option grant made in February 2007, with the remainder representing compensation expense recognized in 2007 with respect to prior year option grants. For the other named executive officers, represents $377,267 of compensation expense recognized in 2007 with respect to annual option grants made in February 2007, with the remainder representing compensation expense recognized in 2007 with respect to prior year option grants. In each case, the amount of compensation expense was calculated excluding forfeiture assumptions. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2007 may be found in Notes 1 and 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2007. A discussion of the assumptions used in the valuation of option awards made in fiscal years prior to fiscal year 2007 may be found in the corresponding sections of the

Company’s financial statement footnotes in the Form 10-K for the fiscal year in which the award was made.

(3)

Represents the full earned award for the 2007 annual Incentive Compensation Plan (ICP). ICP awards earned in 2007 were paid to the named executive officers in February 2008, subject to any deferrals that they may have elected to make under the Salary and Incentive Award Deferral Plan for Selected Employees. Since 2007 ICP awards are paid in February 2008, any deferrals of 2007 ICP awards elected by named executive officers are not yet reflected as “executive contributions” in the “Nonqualified Deferred Compensation—Fiscal Year 2007” table below. In accordance with applicable rules, the full earned award for the 2005-2006 Growth Plan performance cycle is shown as earned in 2006. The actual payment of this award is made in two equal installments in March 2007 and March 2008 (subject to the executive’s continued employment through the payment date). No amount is reflected in the above table for the 2007-2008 Growth Plan as this performance cycle will end December 31, 2008 and no amount has yet been earned. Accordingly, 2006 amounts include aggregate annual ICP and both installments of the Growth Plan awards for the 2005-2006 performance cycle, whereas 2007 amounts include only annual ICP awards.

(4)

2007 amounts represent the aggregate change in the present value of each named executive officer’s accumulated benefit under the Company’s pension plans from 2006 to 2007 (as disclosed in the Pension Benefits table below) and the above-market interest earned on deferred compensation in 2007, as follows: Mr. Cote: $3,321,460 (change in aggregate pension value), $297,561 (above-market interest); Mr. Anderson: $344,186 (change in aggregate pension value), $113,898 (above-market interest); Mr. Fradin: $57,412 (change in aggregate pension value), $97,527 (above-market interest); Mr. Gillette: $201,594 (change in aggregate pension value), $10,719 (above-market interest); and Mr. Kittelberger: $684,657 (change in aggregate pension value), $58,550 (above-market interest). Amounts of above-market interest earned with respect to amounts deferred prior to January 1, 2005 under the Salary and Incentive Award Deferral Plan for Selected Employees and the SS Plan represent the difference between market interest rates determined pursuant to SEC rules and the 8–11% interest credited by the Company on such deferred amounts.

Generally, for amounts deferred before January 1, 2006 under the Salary and Incentive Award Deferral Plan for Selected Employees, the named executive officer must remain employed by the Company for at least three years following the deferral or retire in order to obtain the full stated interest rate. With respect to amounts deferred after January 1, 2005, the Company changed the rate of interest under the Salary and Incentive Award Deferral Plan for Selected Employees and the SS Plan to a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing, as more fully described on pages 50-51 of this proxy statement. In addition, above-market interest earned with respect to dividend equivalents on restricted units that were deferred prior to July 2004 represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on such amounts.

(5)	For 2007, other compensation consists of the following:

Item	Year	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Gillette	Mr. Kittelberger
Cash flexible perquisite payments(A)	2007	$50,000	$50,000	$50,000	$50,000	$50,000
Excess liability insurance(B)	2007	$1,025	$1,025	$1,025	$1,025	$1,025
Executive life insurance(C)	2007	$62,000	—	—	—	$80,235
Matching Contributions(D)	2007	$64,731	$30,954	$62,077	$50,846	$47,538
Personal use of company aircraft(E)	2007	$158,739	—	—	—	—
Security Protection(F)	2007	$6,126	—	—	—	—
Security Systems(G)	2007	$1,942	—	—	—	—
Tax reimbursement payments(H)	2007	$63,367	$6	$2,118	—	$2,050

Totals	2007	$407,930	$81,985	$115,220	$101,871	$180,848

(A)	Represents the cash amount paid to each named executive officer under our cash flexible perquisite program that is designed to permit an executive to purchase such benefits as he or she may choose, including, but not limited to, tax and financial planning, car leases, and executive life insurance.

(B)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each named executive officer.

(C)

Under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company does so pursuant to an arrangement whereby Mr. Cote maintains the insurance on his own, subject to reimbursement by the Company for the cost of the annual premium and the estimated taxes on such reimbursement until the death of Mr. Cote and his spouse. The annual premium cost of the life insurance coverage is $62,000. The Company will no longer be required to continue to reimburse Mr. Cote for these costs if (i) Mr. Cote’s employment with the Company terminates before he reaches age 55, (ii) his employment is terminated for “cause” (as defined in Mr. Cote’s employment agreement), (iii) the insurance policy is no longer in force, (iv) Mr. Cote provides more than de minimis services to a competitor of the Company during the three year period following his termination of employment, or (v) Mr. Cote and the Company agree to terminate the agreement. As of December 31, 2007, a maximum of 46 payments remained to be made, and the approximate present value of this stream of payments was $2.1 million using a discount rate equal to 120% of the annual long-term applicable federal rate in effect in December 2007 (5.66%).

For Mr. Kittelberger, this amount represents premiums paid by the Company for a term life insurance policy ($26,700) and a universal life insurance policy ($53,535).

(D)	Represents total Company contributions to each named executive officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax qualified SS Plan.

(E)

Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown represents the aggregate incremental cost of personal travel by Mr. Cote or a family member. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges (including but not limited to hangar and landing fees), aviation fuel, and commissaries) per flight hour for company aircraft.

(F)	Represents the cost of security protection provided pursuant to the Company’s security policy to Mr. Cote with respect to personal assignments.

(G)	Represents the annual costs paid by the Company for monthly monitoring fees relating to a personal home security system.

(H)

For Mr. Cote, represents reimbursement for taxes associated with the life insurance premium reimbursement and personal aircraft usage required by the Company for Mr. Cote. Aircraft usage by Mr. Cote’s family results in the imputation of income to Mr. Cote, for which there is no associated tax reimbursement. For the other named executive officers, the amount shown represents reimbursement for the estimated taxes related to the income imputed to the named executive officer for spousal travel if the presence of the named executive officer’s spouse at a Company function is requested by the Company and the spouse travels with the named executive officer to such function on corporate aircraft.

Grants of Plan-Based Awards–Fiscal Year 2007

Name	Plan Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Awards: Number of Shares of Stock Units(6) (#)	All Other Awards: Number of Securities Under- lying Options(7) (#)	Exercise or Base Price of Option Awards(8) ($/Sh))	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(9) ($)
				Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David M. Cote	ICP	ICP		$1,031,250	$2,062,500	(3)	$4,640,625	—	—	—	—	—	—	—	—
	2006 SIP(2)	GP		$3,500,000	$7,000,000	(4)	$14,000,000	—	—	—	—	—	—	—	—
	2006 SIP	NQSO	2/26/2007	—	—		—	—	—	—	—	700,000	$47.38	$47.62	$7,140,000
	2006 SIP	PS	2/16/2007	—	—		—	31,250	125,000	250,000	—	—	—	—	$6,282,713
David J. Anderson	ICP	ICP		$395,124	$790,247	(3)	$1,778,056	—	—	—	—	—	—	—	—
	2006 SIP	GP		$875,000	$1,750,000	(4)	$3,500,000	—	—	—	—	—	—	—	—
	2006 SIP	NQSO	2/26/2007	—	—		—	—	—	—	—	175,000	$47.38	$47.62	$1,785,000
Roger Fradin	ICP	ICP		$407,603	$815,205	(3)	$1,834,211	—	—	—	—	—	—	—	—
	2006 SIP	GP		$875,000	$1,750,000	(4)	$3,500,000	—	—	—	—	—	—	—	—
	2006 SIP	NQSO	2/26/2007	—	—		—	—	—	—	—	175,000	$47.38	$47.62	$1,785,000
	2006 SIP	RSU	7/27/2007	—	—		—	—	—	—	203,000	—	—	—	$12,015,570
Robert J. Gillette	ICP	ICP		$318,904	$637,808	(3)	$1,435,068	—	—	—	—	—	—	—	—
	2006 SIP	GP		$875,000	$1,750,000	(4)	$3,500,000	—	—	—	—	—	—	—	—
	2006 SIP	NQSO	2/26/2007	—	—		—	—	—	—	—	175,000	$47.38	$47.62	$1,785,000
	2006 SIP	RSU	12/7/2007	—	—		—	—	—	—	200,000	—	—	—	$11,652,000
Larry E. Kittelberger	ICP	ICP		$309,452	$618,904	(3)	$1,392,534	—	—	—	—	—	—	—	—
	2006 SIP	GP		$875,000	$1,750,000	(4)	$3,500,000	—	—	—	—	—	—	—	—
	2006 SIP	NQSO	2/26/2007	—	—		—	—	—	—	—	175,000	$47.38	$47.62	$1,785,000

(1)	Award Type:

ICP = Incentive Compensation Plan
GP = Growth Plan
NQSO = Non-Qualified Stock Option
PS = Performance Shares
RSU = Restricted Stock Units

(2)	2006 SIP = 2006 Stock Incentive Plan

(3)	Represents awards under the ICP based on Company and individual performance in 2007. Additional details can be found beginning on page 25 of this proxy statement.

(4)

Represents the value of Growth Plan Units awarded under the 2006 SIP for the performance period January 1, 2007 through December 31, 2008, as follows: Mr. Cote 70,000 units, Messrs. Anderson, Fradin, Gillette, and Kittelberger 17,500 units each. Additional details can be found beginning on page 29 of this proxy statement.

(5)

Represents award of performance shares granted in 2007. Performance shares granted to Mr. Cote will vest if certain performance conditions are met and will be paid in shares of Common Stock on a one-for-one conversion basis as follows: 50% in the first quarter of 2011 and the remaining 50% will be paid on February 15, 2012. Additional details can be found beginning on page 33 of this proxy statement.

(6)

Represents restricted unit awards granted in 2007 under the 2006 SIP. Restricted units granted to Mr. Fradin will vest as follows: 67,666 on each of July 27, 2008 and July 27, 2009, and 67,668 on July 27, 2010. Restricted units granted to Mr. Gillette will vest as follows: 66,000 on each of December 7, 2010 and December 7, 2012, and 68,000 on December 7, 2014.

(7)

Represents stock options granted in 2007 as part of our annual option grant to executives. These stock options will vest in equal 25% increments on each of the first four anniversaries of the grant date. Additional details can be found beginning on page 30 of this proxy statement.

(8)

Exercise price for stock options is based on the average of the high and low trading prices of a share of Common Stock on the date of grant in accordance with the provisions of the 2006 Stock Incentive Plan.

(9)

Grant date fair value of Mr. Cote’s performance shares is based on the expense recognized for financial reporting purposes. Additional details can be found on pages 33-34 of this proxy statement. Grant date fair value of Mr. Fradin’s 203,000 restricted units is based on the average of the high and low trading prices of a share of Common Stock on July 27, 2007 ($59.19). Grant date fair value of Mr. Gillette’s 200,000 restricted units is based on the average of the high and low trading prices of a share of Common Stock on December 7, 2007 ($58.26). All stock options are valued using the Black-Scholes-Merton option valuation model. The assumptions used for awards granted in 2007 may be found in Notes 1 and 20 in the Company’s Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

Option Awards								Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
David M. Cote	2007	—		700,000	(2)	$47.38	2/25/2017	—		—	125,000	(8)	$7,696,250
	2006	280,000		420,000	(3)	$42.32	2/16/2016	—		—	—		—
	2005	420,000		180,000	(4)	$36.51	2/1/2015	—		—	—		—
	2004	600,000		—		$35.65	2/5/2014	—		—	—		—
	2003	600,000		—		$23.93	2/6/2013	—		—	—		—
	2002	2,104,700		97,500	(5)	$33.38	2/18/2012	378,200	(9)	$23,285,774	—		—

	Total	4,004,700		1,397,500				378,200		$23,285,774	125,000		$7,696,250

David J. Anderson	2007	—		175,000	(2)	$47.38	2/25/2017	—		—	—		—
	2006	70,000		105,000	(3)	$42.32	2/16/2016	75,000	(10)	$4,617,750	—		—
	2005	105,000		45,000	(4)	$36.51	2/1/2015	—		—	—		—
	2004	150,000		—		$35.65	2/5/2014	—		—	—		—
	2003	249,600	(6)	12,400	(7)	$28.13	7/24/2013	75,750	(11)	$4,663,928	—		—

	Total	574,600		337,400				150,750		$9,281,678	—		—

Roger Fradin	2007	—		175,000	(2)	$47.38	2/25/2017	203,000	(12)	$12,498,710	—		—
	2006	70,000		105,000	(3)	$42.32	2/16/2016	—		—	—		—
	2005	105,000		45,000	(4)	$36.51	2/1/2015	50,000	(13)	$3,078,500	—		—
	2004	150,000		—		$35.65	2/5/2014	—		—	—		—
	2003	75,000		—		$23.93	2/6/2013	—		—	—		—
	2002	75,000		—		$32.43	7/28/2012	—		—	—		—
	2001	67,000		—		$36.27	7/15/2011	—		—	—		—
	2000	15,000		—		$34.54	7/9/2010	—		—	—		—

	Total	557,000		325,000				253,000		$15,577,210	—		—

Robert J. Gillette	2007	—		175,000	(2)	$47.38	2/25/2017	200,000	(14)	$12,314,000	—		—
	2006	—		105,000	(3)	$42.32	2/16/2016	—		—	—		—
	2005	—		45,000	(4)	$36.51	2/1/2015	50,000	(15)	$3,078,500	—		—
	2002	—		—		—	—	17,000	(16)	$1,046,690	—		—
	1999	16,000		—		$63.00	12/2/2009	—		—	—		—

	Total	16,000		325,000				267,000		$16,439,190	—		—

Larry E. Kittelberger	2007	—		175,000	(2)	$47.38	2/25/2017	—		—	—		—
	2006	70,000		105,000	(3)	$42.32	2/16/2016	—		—	—		—
	2005	105,000		45,000	(4)	$36.51	2/1/2015	40,000	(17)	$2,462,800	—		—
	2004	150,000		—		$35.65	2/5/2014	—		—	—		—
	2002	100,000		—		$40.15	3/14/2012	—		—	—		—

	Total	425,000		325,000				40,000		$2,462,800	—		—

(1)	Market value determined using the closing price of a share of Common Stock on December 31, 2007 as reported on the New York Stock Exchange ($61.57).

(2)	2007 option grant vests in four annual installments at the rate of 25% per year on February 26, 2008, February 26, 2009, February 26, 2010, and February 26, 2011.

(3)

2006 option grant vests in three annual installments at the rate of 40%, 30%, and 30%. The first two installments vested on January 1, 2007 and January 1, 2008. The remaining installment will vest January 1, 2009.

(4)	2005 option grant vests in three annual installments at the rate of 40%, 30%, and 30%. The last installment vested on January 1, 2008.

(5)	These options vested on February 19, 2008.

(6)

The vesting of 30,000 of these options was accelerated from July 25, 2009 to May 18, 2007 due to the satisfaction of performance criteria relating to Honeywell stock trading 75% higher than the exercise price for 20 consecutive trading days.

(7)	These options will vest on July 25, 2008.

(8)

50% of the earned Performance Shares will vest on March 15, 2011, and the remaining 50% will vest on February 15, 2012, provided that the relevant performance criteria are met. Additional details are provided on pages 33-34 of this proxy statement.

(9)	These restricted units will vest on July 1, 2012.

(10)	50% will vest on July 28, 2009, and the remaining 50% will vest on July 28, 2011.

(11)	50,250 of these restricted units will vest on July 25, 2008, with the remaining restricted units vesting on July 25, 2009.

(12)	33% of these restricted units will vest on each of July 27, 2008 and July 27, 2009, with the remaining restricted units vesting on July 27, 2010.

(13)	33% of these restricted units will vest on each of July 29, 2008 and July 29, 2010, with the remaining restricted units vesting on July 29, 2012.

(14)	33% of these restricted units will vest on each of December 7, 2010 and December 7, 2012, with the remaining restricted units vesting on December 7, 2014.

(15)	33% of these restricted units vested January 7, 2008, 33% of these restricted units will vest on January 7, 2010, with the remaining restricted units vesting on January 7, 2012.

(16)	These restricted units will vest on October 25, 2009.

(17)	These restricted units will vest on July 29, 2009.

Option Exercises and Stock Vested—Fiscal Year 2007

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
David M. Cote	—		—	—		—
David J. Anderson	—		—	49,500	(2)	$3,029,895
Roger Fradin	23,750	(3)	$180,716	37,500	(4)	$2,215,875
Robert J. Gillette	541,200	(5)	$11,269,956	16,500		$967,560
Larry E. Kittelberger	400,000	(6)	$14,750,449	—		—

(1)

Represents the “in-the-money” value at exercise calculated as (a) times (b), where (a) equals the difference between the fair market value at exercise and the exercise price, and (b) equals the total number of options exercised.

(2)	Payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell. Shares will be paid in ten equal annual installments.

(3)

In connection with his exercise, Mr. Fradin sold shares sufficient to cover the aggregate exercise price and applicable taxes and retained the remaining 2,134 net gain shares in accordance with the Company’s Executive Stock Ownership Guidelines.

(4)	Lump sum payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell.

(5)

In connection with his exercise, Mr. Gillette sold shares sufficient to cover the aggregate exercise price and applicable taxes and retained the remaining 105,201 net gain shares in accordance with the Company’s Executive Stock Ownership Guidelines.

(6)

In connection with his exercise, Mr. Kittelberger sold shares sufficient to cover the aggregate exercise price and applicable taxes and retained the remaining 132,594 net gain shares in accordance with the Company’s Executive Stock Ownership Guidelines.

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our named executive officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each named executive officer’s employment with us (and companies that have been acquired by us and, with respect to Messrs. Anderson and Kittelberger, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each named executive officer. It is based on various assumptions, including assumptions about how long each named executive officer will live and future interest rates. Additional details about the pension benefits for each named executive officer follow the table.

Pension Benefits–Fiscal Year 2007

Name	Plan name	Number of years of credited service(1) (#)	Present value of accumulated benefit(2) ($)
David M. Cote	REP	5.9	$40,416
	SERP	5.9	$27,418,164

	Total		$27,458,580

David J. Anderson	REP	4.5	$52,053
	SERP	8.1	$2,228,502

	Total		$2,280,555

Roger Fradin	REP	31.6	$416,570
	SERP	31.6	$411,143

	Total		$827,713

Robert J. Gillette	REP	11.0	$148,107
	SERP	11.0	$879,368

	Total		$1,027,475

Larry E. Kittelberger	REP	10.7	$164,809
	SERP	18.8	$3,589,761

	Total		$3,754,570

(1)

The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,023,329.

The service taken into account in calculating Mr. Kittelberger’s SERP benefit includes 1.7 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $352,379. In addition, Mr. Kittelberger is also credited under the SERP for two years of service for each year of his employment with us after August 7, 2001, resulting in an additional 6.4 years of credited service through December 31, 2007. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service (including the 1.7 years of service from his former employer) is $987,483.

The pay and service taken into account in calculating a named executive officer’s SERP benefits may include up to an additional twelve months of pay and service if he is entitled to severance benefits following his termination of employment. No portion of the present value of the accumulated benefit included in the table above is attributable to that possibility.

(2)

The present value of the accumulated retirement benefit for each named executive officer is calculated using a 6.5% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Messrs. Anderson, Gillette and Kittelberger and 65 for Mr. Fradin, the earliest ages at which the named executive officer can retire without an early retirement benefit reduction.

Summary Information

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

Pension Benefit Calculation Formulas

Within the REP and the SERP a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our named executive officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our named executive officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service

Allied Salaried

Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

Signal

Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years

Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average
Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus

For Mr. Anderson, an annual amount equal to $125,000 payable in the form of a single life annuity if retirement occurs at or after age 60 or in the event of involuntary termination without cause or a change in control, or $175,000 if retirement occurs at or after age 62

For Mr. Fradin, single life annuity at later of age 60 or termination of employment equal to 50% of the average of final three years of base salary and bonus

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation earned by each named executive officer in 2007, as reflected in the Summary Compensation Table. The amount of compensation taken into account under the REP is limited by the tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is unlimited, except SERP compensation under the Pittway formula is limited to $300,000.

The benefit formulas set forth above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. In accordance with the requirements specified by Code section 409A, Messrs. Cote and Fradin have elected to receive their SERP benefits and Contractual benefits in the form of a lump sum, and Messrs. Anderson and Kittelberger have elected to receive their SERP benefits and Contractual benefits in the form of an annuity. Until he makes an election between receiving his SERP benefits in the form of an annuity or a lump sum, Mr. Gillette may receive payments from the SERP in the same form and at the same time as payments from the REP.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our named executive officers differs. The table below describes which formulas are applicable to each of our named executive officers.

Named Executive Officer		Description of Total Pension Benefits
Mr. Cote	•

Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable pursuant to the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.

	•	Mr. Cote’s Contractual formula benefits are reduced by 4% per year for each year payment commences before Mr. Cote’s 60th birthday and are forfeitable if he is terminated by the Company for cause.
•

Mr. Cote is currently eligible for early retirement benefits payable under his Contractual formula. Due to subsidized early retirement, the difference between the value of his benefit payable on December 31, 2007 and the benefit shown in the table is $5,160,951.

	•	If Mr. Cote dies (whether or not benefits have commenced) his surviving spouse will receive an annual benefit of 75% of the Contractual formula benefits.
	•	At or after age 60, Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
•

Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the difference between the value of his benefit payable on December 31, 2007 and the benefit shown in the table is $474,169.

Named Executive Officer		Description of Total Pension Benefits
•

Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company on or after attaining age 60, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.

•

Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

	•	Due to legislation requiring a change in the vesting schedule of the REP formula, Mr. Anderson vested in his REP formula benefits on January 1, 2008.
Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
•

Mr. Fradin’s Contractual formula benefits are reduced by 4% per year for each year payment commences before his 60th birthday, and are forfeitable if he voluntarily leaves the Company before age 60 or is terminated by the Company for cause before age 60. If Mr. Fradin’s Contractual benefits were included as part of his SERP benefits in the table, the present value of accumulated SERP benefit would increase to $4,760,143.

	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Gillette	•	Mr. Gillette’s total pension benefits are equal to his Allied Salaried formula benefits.
•

A portion of Mr. Gillette’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula (based on 8.4 years of service). These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Kittelberger	•	Mr. Kittelberger’s total pension benefits are equal to his Allied Salaried formula benefits.
•

Mr. Kittelberger’s Allied Salaried formula benefits are determined by including his years of service with a former employer, Lucent (1.7 years), and counting each year of credited service with the Company after August 7, 2001 as two years (currently 6.4 years).

•

Mr. Kittelberger is currently eligible for early retirement benefits under the Allied Salaried formula. Due to subsidized early retirement, the difference between the value of his pension benefits payable on December 31, 2007 and the benefits shown in the table is $640,923.

•

Mr. Kittelberger’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Nonqualified Deferred Compensation—Fiscal Year 2007

Name	Plan	Executive contributions in last FY(3) ($)	Registrant contributions in last FY(3) ($)	Aggregate earnings in last FY(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(3)($)
David M. Cote	Supplemental Savings	$113,961	$56,981	$58,080	—	$1,289,387
	Deferred Salary and Incentive	—	—	$859,202	—	$9,155,750
	Deferred Restricted Units(1)	—	—	$29,963	—	$20,769,162
	Growth Plan(2)	—	$4,050,000	—	—	$4,050,000

	Total	$113,961	$4,106,981	$947,246	—	$35,264,299

David J. Anderson	Supplemental Savings	$61,885	$23,204	$19,754	—	$445,245
	Deferred Salary and Incentive	—	—	$295,777	—	$3,108,533
	Deferred Restricted Units(1)	$3,029,895	—	$5,338	—	$4,645,148
	Growth Plan(2)	—	$1,012,500	—	—	$1,012,500

	Total	$3,091,780	$1,035,704	$320,869	—	$9,211,425

Roger Fradin	Supplemental Savings	$240,567	$46,577	$27,559	—	$797,720
	Deferred Salary and Incentive	$875,000	—	$312,150	—	$4,107,085
	Deferred Restricted Units(1)	$2,215,875	—	$54,975	—	$6,998,326
	Growth Plan(2)	—	$997,500	—	—	$997,500
	Unvested Dividend Equivalents	—	—	$102,597	—	$102,597

	Total	$3,331,442	$1,044,077	$497,281	—	$12,900,630

Robert J. Gillette	Supplemental Savings	$35,346	$35,346	$35,156	—	$626,359
	Deferred Salary and Incentive	—	—	—	—	—
	Deferred Restricted Units(1)	—	—	—	—	—
	Growth Plan(2)	—	$1,125,000	—	—	$1,125,000

	Total	$35,346	$1,160,346	$35,156	—	$1,751,359

Larry E. Kittelberger	Supplemental Savings	$184,562	$31,346	$44,221	$21,626	$1,028,909
	Deferred Salary and Incentive	$540,000	—	$206,235	—	$2,863,163
	Deferred Restricted Units(1)	—	—	—	—	—
	Growth Plan(2)	—	$1,012,500	—	—	$1,012,500

	Total	$724,562	$1,043,846	$250,456	$21,626	$4,904,572

(1)

For deferred restricted units, the value of executive contributions in the last fiscal year is calculated by multiplying the number of restricted units that vested in 2007 and were previously deferred by the named executive officer by the average of the high and low prices of a share of Common Stock on the vesting date. This column reflects the following: 49,500 units vested on July 25, 2007 for Mr.

Anderson ($61.21 per share value) and 37,500 units vested on July 29, 2007 for Mr. Fradin ($59.09 per share value on the next trading day, July 30, 2007). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested and deferred restricted units on December 31, 2007 by the average of the high and low prices of a share of Common Stock on December 31, 2007 ($61.45), and then adding the cash value of deferred dividend equivalents and subsequent interest credited on those dividend equivalents. This column reflects the following: 336,300 units and $105,208 in cash for Mr. Cote, 74,250 units and $82,857 in cash for Mr. Anderson and 109,563 units and $266,227 in cash for Mr. Fradin.

(2)

The growth plan amounts represent 50% of the growth plan award included in the Summary Compensation Table for the calendar year ending December 31, 2006. This portion of the growth plan amount will be paid in cash no later than March 15, 2008. Generally, to receive a growth plan payment, the named executive officer must be actively employed on the payment date.

(3)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and the extent to which amounts reported in the aggregate balance column were reported for previous years.

Name	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$113,961	$56,981	$297,561	$22,411,959
David J. Anderson	$61,885	$23,204	$113,898	$5,636,199
Roger Fradin	$240,567	$46,577	$97,527	$3,519,579
Robert J. Gillette	$35,346	$35,346	$10,719	$1,209,269
Larry E. Kittelberger	$184,562	$31,346	$58,550	$1,787,012

Honeywell Supplemental Savings Plan

The Supplemental Savings Plan (the “SS Plan”), allows executives of the Company, including the named executive officers, to defer (i) amounts that cannot be contributed to the Company’s tax- qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code, and/or (ii) up to an additional 25% of eligible pay (as defined below). After a participant earns one year of vesting service, the Company matches deferrals to the SS Plan at the rate of 50% on the first 8% of eligible pay the participant defers for the first five years of match participation, and 100% on the first 8% of eligible pay deferred thereafter. Matching contributions to the SS Plan are always vested. “Eligible pay” includes base annual salary for the plan year including salary deferred under the SS Plan, and excludes premium pay, bonus, and incentive, severance or other extra compensation.

Participant deferrals for the 2005 plan year (salary earned in 2005) and later are increased by a rate of interest, compounded daily, and based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2007, this rate was 5.8%. Participant deferrals for the 2004 plan year and prior plan years are increased by a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year. Before 2005, the Committee would set the rate at an above-market rate to retain executives. This rate is fixed until the deferral is distributed from the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum no later than January 31st of the year following the termination of the participant’s active employment for any reason. For the 2006 plan year and later, the participant may elect to receive up to 10 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Amounts deferred for the 2004 plan year and prior plan years will be distributed either by January 31st of any year following the deferral year or by January 31st of the year following termination of the participant’s employment for any reason, as elected by the participant. The participant can elect to receive such distribution in a lump sum or in up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and prior plan years may be withdrawn before the distribution date if a hardship exists or the participant wishes to request an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) allows executives of the Company, including the named executive officers, to defer their annual discretionary cash incentive compensation. Participants may defer all or any portion of the incentive compensation payment, in 10% increments.

Amounts deferred for the 2005 plan year (incentive compensation earned in 2005, but paid in 2006) and later are increased by a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2007, this rate was 5.8%. Amounts deferred for the 2004 plan year (incentive compensation earned in 2004, but paid in 2005) and prior plan years are increased by a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and included a portion that was fully vested and a portion that vested only after three years of service. The Committee would set the total rate at an above-market rate to retain executives. This rate is fixed until the deferral is distributed from the DIC Plan.

Amounts deferred for the 2006 plan year (incentive compensation earned in 2006, but paid in 2007) and later will be distributed in a lump sum no later than January 31st of the year following the termination of the participant’s active employment for any reason. The participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Amounts deferred for the 2005 plan year and prior plan years will be distributed either by January 31st of any year beginning three full years after the incentive compensation was earned or by January 31st of the year following termination of the participant’s employment for any reason, as elected by such participant. The participant could elect to receive such distribution in a lump sum or in up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and prior plan years may be withdrawn before the distribution date if a hardship exists or the participant wishes to request an immediate withdrawal subject to a penalty that ranges from 0 to 6% and that is based on the 10-year Treasury bond rate as of the first business day of the calendar quarter.

Deferral of Restricted Units

During the 30-day period following a grant of restricted units, executives, including the named executive officers, may elect to defer up to 100% of their restricted units. The executive may elect payment as of a specified year that is four or more years from the vesting year, or in the year following the executive’s termination of active employment with the Company for any reason, including retirement. The executive may elect a lump sum payment or up to 15 annual installment payments. The executive may also elect to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could elect to defer dividend equivalents in cash and such amounts are credited with interest until payment. For executives such as the named executive officers, interest is compounded daily and is calculated each quarter at 10%. For grants made between July 2004 and December 2006, dividend equivalents related to deferred restricted units could not be deferred and were paid in cash at the same time dividends were paid on shares of Common Stock.

Unvested Dividend Equivalents

For grants made between December 2006 and December 2007, dividend equivalents on unvested restricted units accrue with interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 6.3% for 2008) and will be paid out only as the underlying restricted units vest. For grants made in or after December 2007, cash dividend equivalents on unvested restricted units are converted to additional restricted units as of the dividend payment date and will be paid out only as the underlying restricted units vest. These additional restricted units are subject to the same restrictions (including vesting, transferability and payment restrictions) that apply to the restricted units to which they relate.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred restricted units and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our named executive officers in two circumstances:

•	When their employment ends

•	If control of our company were to change

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement.

In addition, a termination of employment or change in control would affect outstanding stock options, restricted units and performance shares held by our named executive officers. The consequences for these awards are described in the section below entitled “Impact on Equity-Based Awards.”

There are three concepts that are important to understanding these benefits: when “cause” exists for us to terminate the employment of any of our executives, when “good reason” exists for our employees to terminate their own employment; and when a “change in control” of our Company has occurred. These terms are specifically defined in our plans and arrangements, and those definitions are summarized at the end of this section.

The principal reason that we provide these benefits is that they help to ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than by personal considerations, in certain circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a change in control of the Company. Generally, this is achieved by assuring our named executive officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareholders, even if that might otherwise be clearly contrary to their personal interests. This is critical because these are circumstances in which the actions of our named executive officers may have a material impact upon our shareholders. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary in order to obtain the desired result. We believe that these benefits are generally in line with current market practices.

Summary of Benefits

The following table summarizes the employment termination and change in control benefits payable to our named executive officers. No termination benefits are payable to named executive officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause.

The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2007. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy, are not included in the table below, even though they may become payable at the times specified in the table, in accordance with the applicable proxy disclosure requirements. The effect of a termination of employment or change in control on outstanding stock options, restricted units and performance shares is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Name	Termination by the Company Without Cause	Death	Disability	Change in Control–No Termination of Employment	Change in Control– Termination of Employment by Company Without Cause, by NEO for Good Reason or Due to Disability
Cash Severance (Base Salary + Bonus)	David M. Cote	$11,137,500	—	—	—	$11,137,500
	David J. Anderson	$4,800,000	—	—	—	$4,800,000
	Roger Fradin	$3,000,000	—	—	—	$4,000,000
	Robert J. Gillette	$1,950,000	—	—	—	$2,600,000
	Larry E. Kittelberger	$3,750,000	—	—	—	$3,750,000
ICP (Year of Termination)	David M. Cote	$2,062,500	$2,062,500	$2,062,500	$2,495,625	$2,495,625
	David J. Anderson	—	—	—	$968,000	$1,152,615
	Roger Fradin	—	—	—	$1,350,000	$1,350,000
	Robert J. Gillette	—	—	—	$780,000	$780,000
	Larry E. Kittelberger	—	—	—	$756,250	$900,481
Growth Plan	David M. Cote	—	$7,550,000	$7,550,000	$11,050,000	$11,050,000
	David J. Anderson	—	$1,887,500	$1,887,500	$2,762,500	$2,762,500
	Roger Fradin	—	$1,872,500	$1,872,500	$2,747,500	$2,747,500
	Robert J. Gillette	—	$2,000,000	$2,000,000	$2,875,000	$2,875,000
	Larry E. Kittelberger	—	$1,887,500	$1,887,500	$2,762,500	$2,762,500
Benefits and Perquisites	David M. Cote	$48,024	—	—	—	$48,024
	David J. Anderson	$33,192	—	—	—	$217,807
	Roger Fradin	$17,946	—	—	—	$23,928
	Robert J. Gillette	$16,218	—	—	—	$21,624
	Larry E. Kittelberger	$24,372	—	—	—	$168,603
All Other Payments/ Benefits	David M. Cote	—	—	—	—	—
	David J. Anderson	$652,542	—	—	—	$1,893,842
	Roger Fradin	$9,095,840	$2,089,158	$9,198,437	$102,597	$8,696,687
	Robert J. Gillette	$689,541	—	—	—	$1,509,493
	Larry E. Kittelberger	—	—	—	—	$374,463
Parachute Tax Gross-Up	David M. Cote	—	—	—	—	$22,872,336
	David J. Anderson	—	—	—	—	$5,597,688
	Roger Fradin	—	—	—	—	$9,874,626
	Robert J. Gillette	—	—	—	—	$8,215,213
	Larry E. Kittelberger	—	—	—	—	$3,427,181
Total	David M. Cote	$13,248,024	$9,612,500	$9,612,500	$13,545,625	$47,603,485
	David J. Anderson	$5,485,734	$1,887,500	$1,887,500	$3,730,500	$16,424,453
	Roger Fradin	$12,113,786	$3,961,658	$11,070,937	$4,200,097	$26,692,741
	Robert J. Gillette	$2,655,759	$2,000,000	$2,000,000	$3,655,000	$16,001,330
	Larry E. Kittelberger	$3,774,372	$1,887,500	$1,887,500	$3,518,750	$11,383,228

Explanation of Benefits

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a change in control are, except as noted, the same as the benefits paid other than in a change in control.

Severance Benefits

Severance benefits are payable upon involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a named executive officer for good reason. For Mr. Kittelberger, these benefits are payable if his employment is terminated for good reason, without regard to the occurrence of a change in control. The amount and terms of the payments are as follows:

	Other than upon a Change in Control		Upon a Change in Control

•	three years of base salary and bonus for Messrs. Cote, Anderson and Kittelberger, and 18 months of base salary and bonus for Messrs. Fradin and Gillette	•	For Messrs. Fradin and Gillette, severance period is increased from 18 months to two years
•	paid in cash	•	Amounts are paid in a lump sum within 30 days following the later of the date of termination or the change in control date
•	paid in accordance with our normal payroll practices	•	bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year
•	bonus is equal to target percentage of base salary
•

payment conditioned upon a general release in favor of the Company, a non-compete agreement (two years for Mr. Cote and the duration of the severance period for other named executive officers), non-disclosure and non-solicitation covenants (2 years for customers and 1 year for employees) and the named executive officer refraining from certain other misconduct

Annual Bonus for the Year of Termination

An annual bonus is payable to named executive officers for the year in which a change in control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by us without cause, by Mr. Cote for good reason, or upon his death or disability. The amount and timing of the payments are as follows:

	Other than upon a Change in Control		Upon a Change in Control

•	equal to target for the year in which these benefits are determined, prorated through date of termination (Mr. Cote only)	•	equal to target for the year in which these benefits are determined, prorated for full months of employment through the change in control date
•	paid in cash immediately following termination date (Mr. Cote only)	•	if the performance year ended prior to the change in control, then the amount would be based on the performance for the year, if greater
		•	paid within 90 days of the change in control

Growth Plan

Growth plan awards are paid out in the event of death, disability and change in control, as follows:

	Other than upon a Change in Control		Upon a Change in Control

•	benefits are paid only in the event of death or disability	•	full payment of the 2007-2008 Growth Plan would be made at target
•	the 2nd installment of the 2005-2006 Growth Plan would be paid out as soon as practicable	•	payment would be made in a lump sum within 90 days of the change in control
•

the 2007-2008 Growth Plan would be paid out pro rata to the time elapsed based on actual plan performance as determined at the end of the performance cycle. Payment would be made in March of 2009. The amount in the summary table above reflects payouts at target for the full cycle.

Certain Perquisites

Certain perquisites are payable upon involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a named executive officer for good reason. For Mr. Kittelberger, these benefits are payable if his employment is terminated for good reason, without regard to the occurrence of a change in control. The amount and terms of these payments are as follows:

	Other than upon a Change in Control		Upon a Change in Control

•	life insurance coverage is continued at the Company’s cost for the severance period.	•	funds sufficient to pay all projected annual reimbursements needed to satisfy such life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.
•	medical and dental benefits are continued during the severance period at active employee contribution rates.

All Other Payments/Benefits

Certain pension enhancements are provided upon change in control, death, disability, involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a named executive officer for good reason. For Mr. Kittelberger, certain enhancements are provided if his employment is terminated for good reason, without regard to the occurrence of a change in control. These enhancements are as follows:

	Other than upon a Change in Control		Upon a Change in Control

•

service credit for pension purposes during the first 12 months of his severance period; however, for Mr. Cote and Mr. Kittelberger, there is no incremental value attributable to this credit because the benefit formula does not include service as a component thereof (Mr. Cote), and because of a required deferral in the commencement of the payment of the pension (Mr. Kittelberger).

		•	Mr. Anderson’s pension will be augmented by an annual amount of $125,000, commencing January 1, 2010.
•

In the event of Mr. Cote’s death, Mr. Cote’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Cote would have attained the age of 60, in an amount equal to 75% of Mr. Cote’s SERP benefit.

		•	Messrs. Anderson and Kittelberger receive credit for an additional three years of age and service credit for pension purposes.
•

In the event of Mr. Fradin’s death, Mr. Fradin’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Fradin would have attained the age of 60, in an amount equal to 50% of Mr. Fradin’s special SERP benefit.

•	In the event Mr. Anderson is terminated other than for cause, his pension will be augmented by an annual amount of $125,000, commencing January 1, 2010.
•	contingent interest under the Company’s deferred salary and deferred incentive compensation plan vests.

Parachute Tax Reimbursement

U.S. tax laws impose an excise tax on employees who receive benefits in connection with a change in control in certain circumstances and subject to certain conditions. We have agreed to pay this tax for our named executive officers, and to pay any taxes that result from our payment of the excise tax.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a change in control on outstanding stock options, restricted units and performance awards held by our named executive officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 43 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock option, restricted units and performance share awards held by our named executive officers as of December 31, 2007, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on that date ($61.57).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a change in control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a named executive officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a named executive officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2007.

	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Units	Unvested Value of Performance Shares at Target
Mr. Cote	$25,277,325	$23,285,744	$7,696,250
Mr. Anderson	$6,046,856	$9,281,678	—
Mr. Fradin	$5,632,200	$15,577,210	—
Mr. Gillette	$5,632,200	$16,439,190	—
Mr. Kittelberger	$5,632,200	$2,462,800	—

Impact on Outstanding Awards

The treatment of stock options, restricted units and performance shares following termination of employment depends on the plan under which the awards were granted, as follows:

•

1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) the full remaining term if termination is on account of death, disability, or an involuntary termination after qualifying for early or normal retirement under a qualified defined benefit pension plan, (ii) three years in the case of any other involuntary termination without cause; (iii) 90 days if termination is voluntary without good reason. If an employee dies, becomes disabled or terminates after becoming eligible for normal retirement benefits under a qualified defined benefit plan, unvested options become vested. In other circumstances, unvested options immediately lapse.

•

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service), (ii) one year in the case of any other involuntary termination without cause, and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. Restricted units become vested upon full retirement, death, disability or a change in control. In other circumstances, unvested options and restricted units immediately lapse.

•

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options immediately lapse following full retirement. Similarly, instead of full vesting, restricted units awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.

•

Under each of the foregoing plans, unvested stock options and restricted units vest upon a change in control. Performance shares vest at target upon a change in control. Restricted units and performance shares that vest upon a change in control shall be paid out within 90 days (subject to any existing deferral elections).

•

For Mr. Cote, stock options and restricted units (other than his sign-on performance stock option grant) continue to remain outstanding and vest as scheduled if his employment is terminated by us other than for cause or by him for good reason. In addition, Mr. Cote’s unvested options and restricted units vest immediately if he dies or becomes disabled. For Mr. Kittelberger, stock options and restricted units continue to vest as scheduled following a termination of his employment for good reason. Mr. Fradin received a special grant of 203,000 restricted units in 2007. Pursuant to Mr. Fradin’s grant agreement, if his employment is terminated by us other than for cause or by virtue of his death or disability, such restricted units shall vest immediately and shall be paid out as soon as practicable (subject to any existing deferral election). In the event of a change in control, such restricted units shall vest immediately and shall be paid out within 90 days of the change in control (subject to any existing deferral election). In such case, the amount to be paid out shall be determined by multiplying the number of restricted units by the greater of the highest price paid by the acquiring entity, or the highest trading price for the 90-day period ending on the change in control date.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition

Change in control

(a) the acquisition of 30% or more of Common Stock; (b) the purchase of all or part of Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s the Board over a two year period.

Termination for cause (for Mr. Cote)

(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell or (b) Mr. Cote is convicted of a felony.

Termination for gross cause (for other named executive officers)

(a) fraud, misappropriation of Honeywell property, or intentional misconduct which is damaging to us or our businesses or (b) the commission of a crime. For purposes of our disclosure, if we terminate a named executive officer’s employment other than for gross cause or due to death or disability, we will refer to this as a termination of employment by the Company without cause. In the event of a change in control only, “termination for gross cause” means termination of a named executive officer’s employment for a felony committed against Honeywell, Honeywell property or Honeywell’s business. For purposes of our disclosure, if we terminate a named executive officer’s employment after a change in control other than for gross cause or due to death or disability, we will refer to this as a termination of employment by the Company without cause.

Termination for good reason (for Mr. Cote)

(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under the Cote Agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under the Cote Agreement; (d) any material breach of the Cote Agreement by the Company that goes unremedied; (e) the provision of notice by the Company to Mr. Cote that the Cote Agreement will not be extended; or (f) any other action that would be considered “Good Reason” under the Senior Severance Plan.

Term	Summary of Definition

Termination for good reason (for other named executive officers)

(a) a material change in the named executive officer’s duties or responsibilities; (b) any significant reduction (more than 10%) in the named executive officer’s base salary or incentive compensation; (c) a significant reduction in the named executive officer’s medical or life insurance benefits or a significant increase (more than 10%) in the premiums paid for such benefits; (d) any reduction in the economic value of any long term incentive awards; (e) any significant reduction in the rate of the Company’s contributions to the named executive officer’s 401(k) plan or any significant reduction in the rate of benefit accrual under the named executive officer’s defined benefit plan; (f) any significant reduction in the benefits under the Company’s long term disability plan; (g) any geographic relocation of the named executive officer’s position to a location which is more than 50 miles from his or her previous work location; (h) any action that constitutes a constructive discharge; (i) any failure to pay benefits within the time required; or (j) the failure of a successor to assume these obligations under the Senior Severance Plan.

For Mr. Kittelberger, good reason shall also include any change in Mr. Kittelberger’s direct reporting relationship to Honeywell’s CEO or the removal of Mr. Kittelberger from the Honeywell Leadership Council other than for gross cause.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Davis is the “audit committee financial expert” as defined by applicable SEC rules and that Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2007 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2007 filed with the SEC.

THE AUDIT COMMITTEE

D. Scott Davis (Chair)
Linnet Deily
James J. Howard
Eric K. Shinseki
John R. Stafford
Michael W. Wright

Proposal No. 2—APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP (PwC) as independent accountants for Honeywell to audit its consolidated financial statements for 2008 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2007 and 2006 as set forth below:

(in millions of $)	2007	2006
Audit Fees	25.6	25.6

Annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 work, statutory audits of foreign subsidiaries, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related fees	1.5	1.9	Audit-related services primarily associated with the Company’s merger and acquisition activity, and employee benefit plan audits.
Tax Fees	5.7	6.1

Tax compliance services were $4.1 in 2007 and $3.4 in 2006, relating primarily to income and international tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $1.6 in 2007 and $2.7 in 2006, relating primarily to acquisitions, reorganizations and dispositions.

All Other Fees	0.1	0.1	The fee primarily represents licensing fees for electronic workpaper software used by our Corporate Audit Department and accounting research software.

Total Fees	32.9	33.7

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. On a quarterly basis, the Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

MANAGEMENT PROPOSAL

Proposal No. 3—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION–RIGHT TO CALL A SPECIAL MEETING OF SHAREOWNERS

Honeywell’s Restated Certificate of Incorporation (Article EIGHTH) currently provides that only the CEO or a majority of the Board of Directors may call a special meeting of shareowners. The Board of Directors has determined that the Restated Certificate of Incorporation should be amended to allow holders of 25% or more of the outstanding shares of Honeywell’s Common Stock to call a special meeting of shareowners and has unanimously adopted resolutions approving such amendment, declaring their advisability and recommending approval of this amendment to our shareowners.

The affirmative vote of shareowners holding at least a majority of the shares of Common Stock issued and outstanding as of the record date is required for approval of this proposal. All abstentions, broker non-votes and failures to return a proxy card will have the same effect as a vote against this proposal.

The proposal in the form of an amendment to Honeywell’s Restated Certificate of Incorporation (Amendment) is set forth in the Appendix to this proxy statement. If this proposal is approved by the requisite vote of shareowners, the Amendment will be filed with the State of Delaware.

The Board of Directors has adopted a corresponding amendment to the By-laws of the Company which would become effective upon shareowner approval of this proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

SHAREOWNER PROPOSAL

A shareowner has given Honeywell notice of its intention to introduce the following proposal for consideration and action by the shareowners at the Annual Meeting. The proponent has provided the proposed resolution and accompanying statements and Honeywell is not responsible for any inaccuracy contained therein. For the reasons stated, the Board of Directors does not support this proposal.

Proposal No. 4—PAY-FOR-SUPERIOR-PERFORMANCE PRINCIPLE

This proposal has been submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, DC 20001 (the owner of 12,400 shares of Common Stock).

Resolved: That the shareholders of Honeywell International Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a pay-for-superior-performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•

Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•

Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. Post-employment benefits provided to executives from severance plans and supplemental executive pensions exacerbate the problem.

We believe that the pay-for-superior-performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the pay-for-superior-performance principle:

•	Total compensation is targeted above the peer group median.

•	The annual incentive plan provides for below target payout.

•	100% of the company’s long-term compensation is not performance-vested.

•	Options vest ratably over 4 years.

We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board of Directors and its Management Development and Compensation Committee (which consists entirely of independent, non-employee directors) believe that the Company’s executive compensation program is performance-driven. Between 80% and 90% of each executive officer’s annual direct compensation (base salary, annual incentive bonus, annualized value of Growth Plan awards and stock options) depends upon the achievement of financial goals, individual performance objectives and stock price appreciation.

A management team assembled, retained and incentivized through this executive compensation program has driven consistent and sustained improvement in the Company’s results of operations and shareowner return. From 2003 through 2007, the Company achieved compounded annual growth of 11%, 17%, 20% and 20% in sales, segment profit, earnings per share and free cash flow, respectively. Over the same period, the Company implemented a disciplined capital allocation strategy that has returned $11.3 billion to shareowners through share repurchases and dividends. In 2007, Honeywell had the highest percentage stock price appreciation of any Dow Jones Industrial Average company (up 36%) and generated 107% total shareholder return.

The cash-based components of the Company’s executive compensation program—annual incentive bonus and Growth Plan—are designed to drive consistent, sustainable growth through the achievement of specific annual and multi-year financial objectives. To ensure that relative, and not just absolute, performance has a direct impact on incentive compensation, the earnings per share component of the annual incentive bonus pool is adjusted upward or downward based on Honeywell’s relative EPS growth performance vs. a 33-company peer group reflecting each of the relevant industry groups in which the Company’s segments participate. The performance metrics used in determining annual incentive bonus and Growth Plan awards, their respective weightings and the rationale for their use are clearly set forth in this proxy statement.

The equity-based components of the Company’s executive compensation program ensure that a significant portion of the executive’s wealth accumulation is tied to long-term stock price appreciation. For example, annual stock option grants directly link approximately 40–45% of an executive officer’s annual direct compensation to the performance of the Company’s stock over the vesting period

(extended from three to four years commencing with 2007). The executive officer only receives value from those options to the extent that the stock price appreciates over the vesting period. In order to further align CEO compensation with shareowner value, Mr. Cote was granted 125,000 performance shares in 2007. These shares represent potential payments of Common Stock based on the Company’s relative four-year total shareholder return performance vs. the companies comprising the S&P 100. Grants of service-based restricted units are not made annually to the executive officers, and such grants are generally made for retention and/or succession planning purposes.

For the reasons discussed above, the Board believes that the Company’s executive compensation program is performance-based and that this is reflected in the Company’s results. The Board believes that it is in the best interests of the shareowners that the Committee continue to have the flexibility to consider and adjust the optimal balance of short-term and long-term, cash and equity, and fixed and at-risk compensation and to determine the criteria relevant to the different components of equity compensation and ensure that they are aligned with the Company’s annual operating plan, strategic plan and the five Honeywell Initiatives. The Board also does not believe that strict benchmarking of the type called for by this proposal is advisable or feasible given the variability in the composition of the executive compensation programs of other companies (in terms of components, mix, and types of metrics utilized), differences as to which metrics are most relevant to driving consistent, sustainable growth or addressing key operational issues (depends upon the facts and circumstances facing each company and the industries and end-markets in which it participates), and the time lag in availability of necessary data.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

Key Corporate Governance Documents

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the Securities and Exchange Commission (the “SEC”). Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website within five business days of such amendment or waiver.

Shareowner Proposals for 2009 Annual Meeting

•

In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2009 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at the Company’s offices no later than the close of business on November 13, 2008. Proposals submitted thereafter will be opposed as not timely filed.

•

If a shareowner intends to present a proposal for consideration at the 2009 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 29, 2008 and not later than January 28, 2009. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2008 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Corporate Secretary

March 13, 2008

APPENDIX

CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
HONEYWELL INTERNATIONAL INC.

Honeywell International Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling upon the Corporation’s shareowners to consider the amendment at its next annual meeting of shareowners. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Board of Directors declares it advisable that the sixth paragraph of Article EIGHTH of the Corporation’s Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

“Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders may be called only by (i) the Chief Executive Officer, (ii) the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of Directors of the corporation (as determined in accordance with the By-laws), or (iii) the written request of the holders of not less than twenty-five percent of the outstanding shares of the corporation’s common stock, filed with the Secretary of the corporation and otherwise in accordance with the By-laws.”

SECOND: That thereafter, pursuant to resolution of the Board of Directors, a proxy was sent to the shareowners of the Corporation in accordance with Section 222 of the DGCL and a majority of the issued and outstanding voting shares of the Corporation were voted in favor of such amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name on this          day of                  2008.

HONEYWELL INTERNATIONAL INC.

Thomas F. Larkins Vice President and Corporate Secretary

A

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

• From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

APPENDIX I

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRISTOWN, NJ 07962

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Honeywell International Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Honeywell International Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HNWEL1	KEEP THIS PORTION FOR YOUR RECORDS
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1.	Election of Directors:
The Board of Directors recommends a vote		“FOR”
Nominees (A) through (J).		ê
		For	Against

A.	Gordon M. Bethune	☐	☐

B.	Jaime Chico Pardo	☐	☐

C.	David M. Cote	☐	☐

D.	D. Scott Davis	☐	☐

E.	Linnet F. Deily	☐	☐

F.	Clive R. Hollick	☐	☐

G.	Bradley T. Sheares	☐	☐

H.	Eric K. Shinseki	☐	☐

I.	John R. Stafford	☐	☐

J.	Michael W. Wright	☐	☐

For Address Changes/Comments, please check this box and write them on the back where indicated		☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

	The Board of Directors recommends a vote	“FOR”
	Proposals (2) and (3).	ê
		For	Against	Abstain

2.	Approval of Independent Accountants	☐	☐	☐

3.	Amendment To The Restated Certificate of Incorporation-Right to Call a Special Meeting of Shareowners	☐	☐	☐

	The Board of Directors recommends a vote		“AGAINST”
	Proposal (4).		ê
		For	Against	Abstain

4.	Pay-for-Superior-Performance Principle	☐	☐	☐

Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2008 Notice and Proxy Statement and 2007 Annual Report are available at www.proxyvote.com.

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 28, 2008

          The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 28, 2008, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, Bradley T. Sheares, Eric K. Shinseki, John R. Stafford, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EST ON APRIL 27, 2008.

          This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 28, 2008 by persons who participate in the Honeywell Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EST ON APRIL 24, 2008.

          By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 28, 2008, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, Bradley T. Sheares, Eric K. Shinseki, John R. Stafford, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

APPENDIX II

FORM OF EMAIL MESSAGE TO PLAN PARTICIPANTS

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2008 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners.

MEETING DATE: April 28, 2008

Voting Direction Information
This email represents your shares in the following account(s) as of the record date, February 29, 2008:

NAME
----------------------------------------
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - MACK TRUCKS UAW 401K	123,456,789,012.00000
HONEYWELL INTL – ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - OLD COMMON	123,456,789,012.00000
HONEYWELL INTL – VERICOR	123,456,789,012.00000
HONEYWELL INTL - GLOBAL PLAN	123,456,789,012.00000
HONEYWELL INTL – SHAREBUILDER	123,456,789,012.00000
HONEYWELL INTL - ALLIED SIGNAL	123,456,789,012.00000
HONEYWELL INTL - ASTOR LIMITED	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901

Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at http://www.ProxyVote.com.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone votes are accepted until 11:59 pm (EST) on April 27, 2008 (please note that the cutoff for Honeywell Savings Plan voting is 5 pm (EST) on April 24, 2008).

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

If you wish to vote by telephone, then please call 1-800-690-6903.
You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT
The proxy statement, as well as the Annual Report, can also be found at the following Internet site(s):

ANNUAL REPORT/10-K
http://phx.corporate-ir.net/phoenix.zhtml?c=94774&p=irol-proxy

PROXY STATEMENT
http://phx.corporate-ir.net/phoenix.zhtml?c=94774&p=irol-proxy

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